An Offering Statement pursuant to Regulation A relating to these securities has been filed with Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED JULY 11, 2022

Crush Capital Inc.

Attn: Darren Marble

Spring Place

9800 Wilshire Blvd.

Beverly Hills, CA 90212

(855) 734-2476

www.goingpublic.com

UP TO 17,480,000 SHARES OF NON-VOTING COMMON STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 32

MINIMUM INVESTMENT: 1,000 Shares ($1,145)

We and certain selling stockholders are offering a maximum of 17,480,000 shares of Non-Voting Common Stock, of which 13,986,550 shares are being offered by us and 3,493,450 shares are being offered by the selling stockholders. The offering is being conducted on a best-efforts basis without a minimum offering dollar amount.

The shares will be sold at a price of $1.145 per share.

	Total Offered	Price to Public per Share	Underwriting Discount and Commissions (1)	Proceeds to Issuer (2)	Proceeds to the Selling Stockholders (2)
Per Share		$1.145	$0.01145	$1.13355	$1.13355
Total Maximum	17,480,000		$200,146	$15,854,454	$3,960,000

(1)	The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative, technology, and compliance related services in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission payable by the company and the selling stockholders, but it does not include other fees payable to Dalmore. See “Plan of Distribution and Selling Securityholders” for details.
(2)	Does not include expenses of the offering payable by the company and the selling stockholders. See “Use of Proceeds” and “Plan of Distribution and Selling Securityholders” for a description of these expenses.

We expect that, not including commissions and state filing fees, the amount of expenses of the offering that we and the selling stockholders will pay will be approximately $822,000.

This offering will terminate at the earlier of the date at which the maximum offering amount has been sold, and the date at which the offering is earlier terminated by the company, in its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission” or “SEC”), the company will file a post-qualification amendment to include the company’s recent financial statements. The company may undertake one or more closings on a rolling basis and, after each closing, funds tendered by investors will be available to the company and the selling stockholders. The company will engage Prime Trust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors.

Investors in this offering will have no voting rights except those required by Delaware law. See “Securities Being Offered” at page 32 for additional details.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately _______, 2022.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Crush Capital,” “we,” “us” or “the company” refers to Crush Capital Inc. (formerly known as Trojan Horse Media Group, LLC) and its consolidated subsidiary.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),
●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and
●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

ii

SUMMARY

Our Company

Crush Capital is a financial technology and entertainment business that operates at the nexus of technology, entertainment and capital markets. Our mission is to combine a subscription platform for issuers, accessed through our website goingpublic.com, with the excitement of a full production streaming video series, Going Public. The show, which first aired in January 2022, follows the stories of entrepreneurs as they take their companies on a capital raising journey and conduct a securities offering pursuant to Regulation A. Notably, unlike private capital raising, retail investors are permitted to invest directly in public offerings conducted pursuant to Regulation A. As a result, one of the distinguishing features of Going Public compared to other similar types of shows is that viewers are able to subscribe to invest in the featured issuers while watching the series, subject to the following limitations. Whether any such investment will be accepted will be determined by the relevant issuer, in coordination with Dalmore and the relevant underwriter in the case of a firm commitment offering. Furthermore, in the case of a firm commitment underwritten offering, although we would expect that the issuer’s subscription platform would be available to accept retail subscriptions as soon as an issuer is qualified, if an underwriter, together with the issuer, having received sufficient interest determines to consummate the sale of all of the shares being offered shortly after qualification, there may be little to no time for retail investors to subscribe to such firm commitment offerings. Further, allocation decisions in such offerings are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show. See “Risk Factors – The ability of retail investors to subscribe for the securities of issuers in a firm commitment offering and be included in the underwriter’s allocation may be limited.

Initially, our website, goingpublic.com, contains a link to the featured issuers’ investment websites, where viewers can apply to subscribe to the issuers’ securities offerings facilitated by a third-party broker-dealer. While our role is therefore initially limited to producing the streaming television series and issuers engage third-party broker-dealers to facilitate their offerings, ultimately, we plan to register a subsidiary as a broker-dealer and engage in these financial services, in addition to producing the streaming series. Our business plan is based on successfully registering this broker-dealer subsidiary in order to provide an integrated platform. Until that time, our role will be limited to producing and promoting the streaming series, but not facilitating any resulting investments.

The securities sold by issuers featured on Going Public may have secondary market liquidity if subsequently listed on a national securities exchange, such as The NASDAQ Stock Market (“NASDAQ”). We envision that offerings by companies featured on the show may be conducted by broker-dealers acting in either “firm commitment” or “best efforts” capacities. To date, most Regulation A securities offerings have been offered on a best efforts basis, meaning that the issuer will have a maximum offering amount and generally will sell securities over time in multiple closings. They may not sell the entire maximum amount of the offering. In addition, most best efforts offerings will not have their securities listed on a stock exchange or quotation system and the securities will remain illiquid, until such time as they are listed or quoted. Traditional IPOs are typically conducted on a “firm commitment” basis, meaning all of the securities being offering are sold to the underwriters at a single closing date, and then immediately, the underwriting syndicate and selling groups resell the securities to investors. These underwriters and selling brokers have broad discretion in allocating IPO securities to their favored clients, often those that generate higher revenue for their firm. Traditional IPOs also typically provide for the securities being listed on a stock exchange or quotation systems upon consummation of the offering. Where a broker-dealer conducts a firm commitment offering for an issuer featured on Going Public, we expect that retail investors will be able to request to subscribe through the broker-dealer and be included in the underwriter’s allocation directly, unlike traditional IPOs where retail investors receive a small share of the allocation, if any. However, we note that allocation decisions are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show.

For issuers selected for our show, we offer:

●	the ability to showcase their company, their products and services and their management team throughout a season of Going Public,

●	a subscription technology platform, consisting of a suite of services, initially provided and operated by third parties, including third-party broker-dealers (and ultimately our future broker-dealer subsidiary), through which retail investors can subscribe to the offering,
●	an introduction to a third-party broker-dealer (and ultimately our future broker-dealer subsidiary) that will facilitate each issuer’s securities offering, including by reviewing each episode of Going Public and other issuer communications, reviewing “know your customer” and other investor information and reviewing investor subscription agreements, among other things, and

●	introduction to a coordinated team of experienced service providers that will assist with all aspects of filing, qualifying, or registering and administrating, their offering with the Securities and Exchange Commission, including legal, marketing and promotional services and escrow and transfer agent services.

Viewers of the show have:

●	the ability to experience management presentations and view issuers’ meetings with investors, thereby providing entertainment and an enhanced educational environment for retail investors,

●	the ability to follow the path of featured issuers as they progress through the capital raising process,

●

if offered by an investment bank, potential access to underwritten public offerings of securities historically allocated to institutional and other wealthy investors (subject to the limitations described above), and

●

access to a subscription platform enabling viewers to invest through third-party broker-dealers in any of the featured companies from their mobile device or computer while they watch Going Public, subject to timing of closing, allocation and acceptance of a subscription as discussed above.

For sponsors of the show, we offer:

●	various brand building opportunities with an engaged viewing audience, and
●	product advertising and low cost generation of sales leads.

The Offering

Securities offered by us:	13,986,550 shares of Non-Voting Common Stock

Securities offered by the selling stockholders:	3,493,450 shares of Non-Voting Common Stock

Voting Common Stock outstanding before the offering (as of May 31, 2022) (3):	45,449,142 shares

Non-Voting Common Stock outstanding before the offering (as of May 31, 2022) (1) (3):	8,556,928 shares

Series A Preferred Stock outstanding before the offering (as of May 31, 2022) (2):	17,818,170 shares

Series A-1 Preferred Stock outstanding before the offering (as of May 31, 2022):	7,303,000 shares

Voting Common Stock outstanding after the offering (3):	45,449,142 shares

Non-Voting Common Stock outstanding after the offering (1)(3):	22,543,478 shares

Series A Preferred Stock outstanding after the offering (2):	17,818,170 shares

Series A-1 Preferred Stock outstanding after the offering:	7,303,000 shares

Use of proceeds:	Production costs, promotion and marketing expenses, technology costs, talent acquisition, staffing and compensation expenses and working capital.

(1)	Does not include shares of Non-Voting Common Stock issuable upon the conversion of the shares of Series A and Series A-1 Preferred Stock or shares of Non-Voting Common Stock issuable upon conversion of the shares of Series A Preferred Stock that may be issued upon exercise of the warrants described in note (2) below. Also does not include shares of Non-Voting Common Stock issuable upon the exercise of outstanding or future options and warrants.

(2)	Does not include 2,732,838 shares of Series A Preferred Stock issuable upon outstanding warrants.

(3)	Our Co-CEOs have each submitted a notice to us to convert 1,746,725 shares of Voting Common Stock into the same number of shares of Non-Voting Common Stock that are being offered in this offering, with the conversion occurring immediately prior to the qualification of the Offering Statement of which this Offering Circular is a part. Share amounts both prior to and after the offering give effect to this conversion.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	Natural disasters and other events beyond our control could materially adversely affect us.
●	We are an early stage company and we have a limited history upon which an evaluation of our performance and future prospects can be made.
●	We cannot assure you that our service provider partners will continue to be willing to provide services to potential featured issuers and there may be no broker-dealer willing provide a firm commitment underwriting for a Regulation A offering.

●	The ability of retail investors to subscribe for the securities of issuers in a firm commitment offering and be included in the underwriter’s allocation may be limited.

●	Issuers to be featured on Going Public may not be qualified in a timely manner.
●	Delays and additional costs resulting from the review and approval process for issuers’ marketing materials may have a materially adverse effect on our business, reputation, and relationship with issuers.

●	Our financials were prepared on a “going concern” basis.

●	We operate in a regulatory environment that is evolving and uncertain.

●	To enable us to engage in certain future business activities, we have started the process of applying to become a broker-dealer. If we are unable to do so, our ability to monetize our business will be more limited.
●	There is a risk that our initial activities, though limited, could require that we be registered as a broker-dealer.
●	If we are successful in registering a broker-dealer subsidiary, we will operate in a highly regulated industry.

●	Our business is dependent on the performance of third parties.
●	We face competition from a number of diverse companies and organizations, many of which have greater financial resources and access to capital than we do.
●	Our business may be adversely impacted by conflicts of interests.
●	We may be liable for misstatements made by the issuers we feature on Going Public.

●	Our collection of personal data may subject us to increased regulatory risk and increased risk of cyber attacks.

●	We may not be able to protect all of our intellectual property.
●	Our revenues and profits are subject to fluctuations.

●	Our failure to attract and retain highly qualified personnel in the future could harm our business.
●	Our financial performance and operations could be materially impacted if we become subject to the Investment Company Act.
●	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
●	We are dependent on information systems which may be vulnerable to cyber-attacks or other events.
●	Investors will be holders of Non-Voting Common Stock and we have issued Preferred Stock that has preferential rights over shares of Common Stock.
●	Some of our stockholders will have the right to demand that we register our securities under the Securities Act, which could strain our resources and impair our ability to operate profitably.
●	There is no minimum amount set as a condition to closing this offering and, therefore, any investment made could be the only investment in this offering.
●	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.
●	This offering involves “rolling closings,” which may mean that earlier investors may not have the benefit of information that later investors have.
●	This investment is illiquid.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, relatively early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Such events could make it difficult or impossible for us to produce our show, or once we have registered a broker-dealer, to raise capital from investors for our featured issuers. We could experience a sharp decline in demand for our services.

In March 2020, large segments of the U.S. and global economies were impacted by COVID-19 and a significant portion of the U.S. population became subject to “stay at home” or similar social distancing requirements, which had a significant impact on the film industry. Enhanced health and safety measures are in effect in Los Angeles and may be in effect in other areas where we film the show, which may cause our production costs to be higher than they would have been otherwise. While we have complied, and believe we will continue to be able to comply, with any required health and safety measures during the production of the show, we may experience reluctance on the part of issuers and others to participate in filming and other activities while COVID-19 remains a risk.

To date, the COVID-19 outbreak has significantly impacted global markets, U.S. employment numbers, as well as the business prospects of many small businesses (our potential featured issuers). COVID-19 has also caused significant volatility in stock markets, which tends to result in a shift towards “safe” investments, potentially dampening demand for higher risk investments, like our featured issuers. Many potential issuers may also choose to delay capital raising plans in favor of a better pricing environment in the future. Ultimately, we cannot assure you that our business will not be materially adversely impacted by the current pandemic, or any other natural disaster or catastrophic event.

We are an early stage company and have not yet generated any profits.

We were formed in 2017. Accordingly, we have a limited history upon which an evaluation of our performance and future prospects can be made. Our operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as we react to developments in our market, managing our growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. We have only recently started generating revenues and have incurred only net loss since our inception. There is no assurance that we will be profitable in the future or generate sufficient revenues to pay dividends to the holders of the shares.

We cannot assure you that our service provider partners will continue to be willing to provide services to our potential featured issuers and there may be no broker-dealer willing provide a firm commitment underwriting for a Regulation A offering.

We have entered into a referral agreement with Issuance, a strategic alliance agreement with Dalmore and a non-binding letter of intent with CrowdCheck Law regarding the services they are willing to provide to our featured issuers. Since it is in Dalmore’s sole discretion as to whether it will act as broker of record for featured issuers, we cannot assure you that it will be willing or able to do so in the future. If Dalmore is unwilling to act as broker of record for many or all of our potential featured issuers, we may not be able to operate our business as currently envisioned or at all.

In the case of a firm commitment underwriting, we cannot assure you that any broker-dealer will be willing to provide a firm commitment underwriting in the context of an offering under Regulation A, which would result in all of our featured issuers conducting offerings on a “best efforts” basis instead. If this were to occur, we may not be able to compete with the other online platforms that connect investors, issuers and broker-dealers and our business may not succeed.

Similarly, we cannot assure you that CrowdCheck or Issuance will enter into definitive agreements with issuers at the time on terms acceptable to the selected issuers. Furthermore, while we have had preliminary discussions with third parties regarding providing transfer agent and escrow agent services to future featured issuers, we do not have any written understanding with any such third parties.

If any of our service provider partners are unable or unwilling to contract with one or more of our featured issuers, the issuers may be rejected from appearing on the show or, alternatively, would need to engage replacement service providers, which in each case could result in significant delays and may impair our ability to execute on our business plan in a timely manner and, therefore, negatively impact our ability to achieve profitability.

The ability of retail investors to subscribe for the securities of issuers in a firm commitment offering and be included in the underwriter’s allocation may be limited.

One of the significant goals of our business model is, in the case of a firm commitment offering, that retail investor viewers of our show will have an opportunity to be included in an underwriter’s allocation of the offering. However, because we will need to coordinate the production of our show with the timing of qualification of the issuers featured on the show, it is possible that one or more issuers may have their offering statements qualified in advance of the show’s airing and the underwriter(s) of such offerings may have received sufficient interest to consummate the sale of all of the securities being offered in the offerings and allocate the offering prior to the airing of the show or shortly after the start of airing. Although we intend for the subscription platform to be available to allow underwriters to accept retail subscriptions as soon as an issuer is qualified, if an underwriter, together with the issuer, determines to consummate the sale of all of the securities being offered in the offering shortly after qualification, there may be little to no time for retail investors to subscribe to such firm commitment offerings. Further, allocation decisions are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show. Such events may harm our ability to attract and sustain viewer interest in the show.

Issuers to be featured on Going Public may not be qualified in a timely manner.

If, for any season, at least three issuers fail to have their offering statements qualified by the SEC, we will have incurred costs to produce a show that will not air, or will require additional production expenses once additional issuers are identified for the show. The resulting delay in launching a season will require us to expend additional costs to support our operations during the delay and our estimated costs of production may increase over that time. Furthermore, the other issuers that were selected may be unwilling to wait to launch their offering on the show and select a differing online platform, requiring us to contract with additional issuers and putting further strain on our resources.

Delays and additional costs resulting from the review and approval process for issuers’ marketing materials may have a materially adverse effect on our business, reputation, and relationship with issuers.

We understand that FINRA takes the view that, as broker of record for issuers featured on the series, episodes of the series and other market material regarding each issuer’s offering are deemed to be “retail communications” for purposes of FINRA rules.  As a result,  Dalmore must approve each episode and other material before it is aired or made available to the public.  Whether or not required, Dalmore may also decide to file such material with FINRA for its review prior to its distribution, in order to determine that the material complies with applicable FINRA guidelines.  This process could cause delays and may result in our being required to make changes before distribution, which may involve increased costs, particularly if revisions need to be made to episodes that have already been filmed.  FINRA has in the past, and may in the future, requested various changes be made to such material before distributing, including prohibiting Dalmore from permitting such material to be used until requested changes are made.  These delays and additional costs may have a materially adverse effect on our business, reputation, and relationship with issuers and may make it harder to attract potential issuers to apply to be featured in the Show.

Our financials were prepared on a “going concern” basis.

Our financial statements were prepared on a “going concern” basis. Certain matters, as described in Note 1 to the accompanying financial statements, indicate there may be substantial doubt about the company’s ability to continue as a going concern. Our ability to operate successfully is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations and/or to obtain additional capital financing.

Any valuation of the company at this stage is difficult to assess.

The valuation for the offering was established by the company based on its internal projections of revenues and cashflow in combination with a review of valuations of small cap publicly-traded companies. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

We operate in a regulatory environment that is evolving and uncertain.

The regulatory framework for online capital formation or crowdfunding is very new and the regulations that govern our operations and those of the broker-dealers that we intend to work with have been in existence for a very few years. Specifically, we believe that any investment bank agreeing to provide a firm commitment underwriting will typically combine and allocate securities based on indications of interest from institutional investors following a more traditional roadshow process with indications of interest from retail investor subscriptions submitted through our website. Please see “The Company’s Business – The Pre-Offering and Offering Process” and “– Service Provider Partners.” This approach is novel and as yet untested. We cannot assure you that any underwriter will be willing to do so, that the timing or process or any offering will be able to be successfully coordinated with the filming and airing of episodes of Going Public, that indications of interest will be successful converted into confirmed orders sufficient for an underwriter to successfully conclude an offering on a firm commitment basis, or that our business model based on this approach will be achievable or sustainable. If this approach proves to be unsuccessful, we may need to change our approach, and may not be successful doing so, or we may not be able to successfully operate our business as planned.

Further, there are frequent discussions among legislators and regulators with respect to changing the regulatory environment. New laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in ways that would impact our operations, including how we, our featured issuers and broker-dealers interact with investors as well as the issuers and types of securities that these issuers can offer and sell through the subscription platform. For instance, we may be required to register as an investment adviser, which could be costly and expose us to additional regulatory obligations and potential liability. In addition, there have been several attempts to modify the current regulatory regime. For example, in August 2021, the SEC requested public comment on “digital engagement practices” by broker-dealers and investment advisers, signaling its intent to potentially adopt new rules, or amend existing rules, as they relate to broker-dealers and investment advisers using online platforms to interact with retail investors. Some of those suggested reforms could increase our regulatory burden or make it easier for others to compete with us. Any such changes would have a negative impact on our business.

To enable us to engage in certain future business activities, we have started the process of applying to become a broker-dealer. If we are unable to do so, our ability to monetize our business will be more limited.

Our initial planned activities involve airing a television show, including being compensated by issuers for the publicity that they expect to receive from being featured on the show, and providing links to issuers’ websites where retail investors can subscribe to offerings. Although we do not believe we need to be registered as a broker-dealer in order to engage in these initial activities, without being a broker-dealer, the scope of our activities and potential compensation sources is limited. For example, we will not receive compensation from issuers or investors based on whether an investment occurs, or the size of any such investment, nor can we operate an investment platform that would take orders and provide an integrated experience for viewers.

We plan to expand the scope of our services in the future in order to have a direct role in providing broker-dealer services to issuers and investors, and expand our revenue sources to those that broker-dealers may receive. In order to expand the scope of services in a regulatory compliant manner, we have filed a new member application with Financial Industry Regulatory Authority (“FINRA”) to apply for our subsidiary, Crush Securities LLC, to become a broker-dealer. Luxor Financial Group is assisting us with these efforts. The application and review process is to be time-consuming and costly, and we may incur significantly more costs that we anticipate. We cannot assure you that any application by us to register as a broker-dealer will be approved, or that even if approved, we will be permitted to operate our business in the manner currently contemplated or maintain the current level of cash and equity-based fees charged to issuers that contract with us. If we are unable to register a broker-dealer, or the scope of its permitted activities is more limited, we may not be able to operate our business as planned, or at all, which could have a material adverse effect on our results of operations.

There is a risk that our initial activities, though limited, could require that we be registered as a broker-dealer.

We believe our initial business activities should not require that we be registered as a broker-dealer as our activities are limited to providing entertainment, rather than being financial services in nature, and all transactions are effected through third-party broker-dealers. We have engaged in discussions with the SEC staff, and have shared our view that our initial activities do not require broker-dealer registration, but there is no assurance that they or other regulators will agree with our assessment. If we were deemed by a relevant authority to be acting as a broker-dealer without registration, we could be subject to a variety of regulatory penalties and civil liability and may be unable to continue operating. These could include cease and desist orders and fines, and investors may seek to require that we rescind their investments, which could impose material financial liability on us.

If we are successful in registering a broker-dealer subsidiary, we will operate in a highly regulated industry.

If we are successful in our application to become a broker-dealer through our subsidiary Crush Securities, we would become subject to extensive and stringent regulation and failure to comply with such regulation could have an adverse effect on our business. The regulation of broker-dealers covers all aspects of the broker-dealer business and operations, including, among other things, sales and trading practices and reporting requirements, client onboarding, advertising and marketing, publication or distribution of research, margin lending, uses and safekeeping of clients’ funds and securities, capital adequacy, recordkeeping, reporting, fee arrangements, disclosures to clients, suitability, acting in client’s best interests when making recommendations to retail customers, customer privacy, data protection, information security and cybersecurity, the safeguarding of customer information, the sharing of customer information, best execution of customer orders, public offerings, customer qualifications for margin and options transactions, registration of personnel, business continuity planning, transactions with affiliates, conflicts, and the conduct of directors, officers and employees. Further, the operation of our broker-dealer would expose us to a significant amount of liability. Regulated entities are frequently subject to examination, constraints on their business, and in some cases fines and penalties for potential violations of applicable laws or rules. In addition, some of the restrictions and rules that would be applicable to our broker-dealer subsidiary could adversely affect and limit our planned operations.

We expect this increased regulatory environment will result in increased costs, including the need for personnel with specific qualifications and salary expectations in accordance with their experience. None of our officers or directors has yet passed any securities-related examinations or holds any accreditations.  We would also be subjected to periodic examinations and could be required to change aspects of our business processes and communications in response to the findings of those examinations. Becoming a broker-dealer would lead to significant increases in our compliance costs as well as increases in our exposure to liabilities, including subjecting us to liability for misstatements made by issuers utilizing our services. In addition, our compensation from issuers would be subject to regulatory review and may result in our being required to change our compensation structure. It is unclear whether we would be able to generate sufficient revenues to offset the additional compliance costs.

Our business is dependent on the performance of third parties.

The success of Going Public is highly dependent on our ability to coordinate the services of our partners to the issuers we feature and the performance of these partners in performing those services. If our partners perform poorly, our reputation and financial results could suffer. Our partners, some of whom are subject to extensive regulation, could experience problems in their business operations, adverse regulatory actions or financial problems. Any of these circumstances which are outside of our control may negatively impact our ability to attract issuers to feature on the show or maintain our relationship with sponsors of the show.

We face competition from a number of diverse companies and organizations, many of which have greater financial resources and access to capital than we do.

There are many and diverse types of programming available to the general public, both through traditional television media as well as online content. In order to succeed, we will need to attract a sufficient viewer following of persons who are engaged in following the progress of the issuers that are featured. We believe there are no productions that showcase seasoned or established issuers engaging in financing that are open to accepting investments from viewers. We are only aware of a limited number of competitors that give viewers of a show the opportunity to invest. We will compete with other programming focused on businesses raising capital, such as Shark Tank, Elevator Pitch (hosted by Entrepreneur Media, Inc., our distribution partner), as well as similarly themed programs such as The Profit. We will also compete with numerous crowdfunding and fundraising platforms to attract issuers that will appeal to investors. While these platforms do not currently provide the comprehensive service offering that we, along with our partners, offer, the fees charged by these platforms may be more attractive than ours. Further, many of these platforms have an established investor base, which may be appealing to the issuers we are looking to attract to participate in our program. In addition, competing crowdfunding and fundraising platforms may modify their product offerings to expand their services and present similar issuer-focused productions to compete with us more directly. Many of our competitors, particularly production content providers, are larger companies with significant cash reserves that would allow them to compete aggressively with us. Many of our crowdfunding and fundraising platform competitors have established businesses with greater experience than us in operating in a regulated environment. As a result, our competitors may be able to adapt more quickly to changes impacting our industry.

Our business may be adversely impacted by conflicts of interests.

There are several relationships among our company, our management, the people who appear on the show and the companies who may appear on the show that may give rise to conflicts of interest. Our Co-CEO Mr. Marble is also the CEO of Issuance, which provides technology service and may provide marketing services to featured issuers on terms negotiated between Issuance and the relevant issuers. Mr. Marble’s financial interests in the relationship between Issuance and these issuers may result in a conflict between the interests of our company and the interests of Issuance. In addition, the mentors who appear on the show may also own securities of our company or securities of the issuers featured on the show or issuer applicants for the show. These personal financial interests may influence the manner in which mentors perform the role of mentor or in the nature of advice they provide, both to the companies in which they have an investment as well as potentially to other issuers, particularly those who may be competitors. Furthermore, these mentors may also advise our company on various matters from time to time. Although decision-making power and voting control of the company is in the control solely of Mr. Marble and Mr. Goldberg, mentors’ financial interests in our company or in featured issuers or applicant issuers may influence their advice to us and could impact the decisions made by us. Finally, members of management or control persons of selected issuers or issuer applicants may be investors in our company, which may result in conflicts of interest for our management in determining whether to select the issuer to feature on our show or in negotiating terms with these issuers. For example, Tony Drockton, Founder of Hammit, Inc., an issuer that appears in our show, is an investor in our company. Any of these conflicts of interest could result in the company making decisions that differ from, and are potentially not as advantageous as, the decisions we would make in the absence of these conflicts, which may have an adverse impact on our results of operations, financial condition and/or prospects.

We may be liable for misstatements made by the issuers we feature on Going Public.

Although currently we are only hosting featured issuers on our website and producing the show, and we have no role in determining the content of the issuers’ statements or disclosures, there is the possibility that, under federal or state securities laws, investors, regulators or other parties may bring actions against us, or we may be held liable, for any untrue statements or omissions of material information made by our issuers. Further, we may have “underwriter liability” for untrue statements of material facts or omission of information required to make the statements not misleading by issuers utilizing our services in connection with their offerings. See “The Company’s Business — Regulation.”

In either case, there can be no assurance that if we were sued we would prevail. Further, even if we do succeed, lawsuits are time consuming and expensive, and being a party to such actions may cause us reputational harm that would negatively impact our business. Moreover, even if we are not liable or a party to a lawsuit or enforcement action, some of our clients have been and will be subject to such proceedings. Any involvement we may have, including responding to document production requests, may be time-consuming and expensive as well.

Our collection of personal data may subject us to increased regulatory risk and increased risk of cyber attacks.

As a result of our future access to investor data after integration of a broker-dealer subsidiary, we will be subject to federal and state laws that regulate broker-dealer data handling practices, regulations relating to data collected over the internet as well as any future regulations regarding data privacy and security and use of personal data. Compliance with data regulations could significantly impact our access to and use of investor data, which could materially and adversely affect our operating costs and our ability to achieve profitability. There has been a significant increase in the number and sophistication of cyber attacks in recent years, including computer viruses, malicious or destructive code, ransomware, social engineering attacks and hacking, among others. Any such attacks directed against us could not only disrupt our operations at the time but may damage our reputation and ability to grow our investor base. If we fail to comply with these regulations, or the personal data we maintain is hacked and misused, we could face significant regulatory, governmental or civil actions, including fines, enforcement actions and litigation, which could have a material impact on our results. The damage to our reputation and brand could materially impair our business.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining trademarks for our brand name and websites, copyrights on our creative product and maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future protections for our intellectual property or defend our current or future trademarks, copyrights or trade secrets. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert infringement claims with respect to our products or technologies. Any litigation for both protecting our intellectual property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: our ability to market the services available through a subscription platform to issuers and investors, number of viewers to our program including investors and the success of our issuers thereby making it easier to market our program to sponsors, potential issuers and investors and potentially expand the scope of our program, general economic conditions, headcount and other operating costs, and general industry and regulatory conditions and requirements. The company’s operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

We depend on a small management team.

Our ability to grow successfully will be particularly dependent upon the efforts, experience, contacts, and skills of a small management team, principally our Co-Chief Executive Officers, Darren Marble and Todd Goldberg. The loss of these individuals could have a material adverse effect on our business and growth prospects. Such a loss could occur at any time due to death, disability, resignation, or for other reasons.

Our failure to attract and retain highly qualified personnel in the future could harm our business.

We believe that our future success and grow our business will depend in large part on our ability to retain or attract highly qualified management, technical and other personnel. We may not be successful in employing and retaining key personnel or in attracting other highly qualified personnel. If we are unable to retain or attract significant numbers of qualified management and other personnel, we may not be able to grow and expand our business.

Our financial performance and operations could be materially impacted if we become subject to the Investment Company Act.

Because our featured issuers issue us warrants for equity in their companies as partial payment for our services, our net assets are likely to include a significant amount of securities. We intend to structure and manage these holdings so as not to become subject to the requirements of the Investment Company Act of 1940, as amended (“1940 Act”). However, we cannot assure you that we will be able to do so. Due to the various burdens of compliance with the 1940 Act and the strict operational limitations, our financial performance and ability to operate our business could be materially adversely affected if we become subject to the 1940 Act. We cannot assure you that, under certain conditions, changing circumstances, or changes in the law, the company will not become subject to the 1940 Act or other burdensome regulation.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering shares of its common or preferred stock and/or other classes of equity or debt that convert into shares of common or preferred stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.” Furthermore, if the company raises debt, the holders of the debt would have priority over holders of common and preferred stock and the company may accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the company, its business, development, financial condition, operating results or prospects.

We are dependent on information systems which may be vulnerable to cyber-attacks or other events.

Our operations are highly dependent on our online presence and the subscription platform and the information collected, processed, stored, and handled by these systems and the service providers whose services comprise the platform. We and our service providers will receive, retain and transmit certain confidential information, including personal financial information of our investors. In addition, we and our service providers depend in part on the secure transmission of confidential information over public networks, principally to process investments. Our information systems and those of our service providers are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches, including credit card or personally identifiable information breaches, coordinated cyber-attacks, vandalism, catastrophic events and human error. Any significant disruption or cyber-attacks on these information systems, particularly those involving confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory or legal actions and impair our ability to operate our business and our financial results.

Investors will be holders of Non-Voting Common Stock and we have issued Preferred Stock that has preferential rights over shares of Common Stock.

The shares of Non-Voting Common Stock are non-voting and voting control is in the hands of our two co-Chief Executive Officers. Therefore, investors in this offering will have a limited ability to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, approving a stock option plan or expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Furthermore, holders of our Preferred Stock have preferential rights to dividends and amounts distributed in a liquidation. In the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of our company have been paid and after payment to the holders of our Preferred Stock. Holders of Preferred Shares also have certain registration rights that investors in this offering will not have. Existing holders of our Voting Common Stock and our Series A Preferred Stock have additional rights to purchase any shares that are proposed to be sold by the holders of our Voting Common Stock and other major holders our outstanding equity, or to otherwise join in the sale of those shares. Investors in this offering will not have these rights and, therefore, if our Co-Chief Executive Officers, for example, decided to sell their shares to a third party, holders of our Series A Preferred Stock may have the opportunity to either buy those shares or sell their shares on the same terms, effectively benefitting from a sale of control pricing that would not be available to investors in this offering. See “Securities Being Offered” for a discussion of the relative rights of the holders of our capital stock.

Some of our stockholders will have the right to demand that we register our securities under the Securities Act, which could strain our resources and impair our ability to operate profitably.

As discussed below in “Securities Being Offered–Capital Stock,” we are subject to an Investors’ Rights Agreement and a Series A-1 Registration Rights Agreement that provides certain stockholders the right to demand that we register our securities with the SEC beginning in May 2025. Registration with and reporting to the SEC can be very burdensome, and in the event any demand for registration is made before we are ready to take on that burden, our resources could be significantly strained, which could impair our ability to operate profitably.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

This offering involves “rolling closings,” which may mean that earlier investors may not have the benefit of information that later investors have. We may conduct closings on funds tendered in the offering at any time. At that point, investors whose subscription agreements have been accepted will become our stockholders. We may file supplements to our Offering Circular reflecting material changes and investors whose subscriptions have not yet been accepted will have the benefit of that additional information. These investors may withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our stockholders and will have no such right.

This investment is illiquid. There is no currently established market for reselling these securities and no such market is expected to develop. If you decide that you want to resell these securities in the future, you may not be able to find a buyer.

The value of your investment may be diluted if the company issues additional options. The company has 20 million shares of Non-Voting Common Stock and 10 million shares of Voting Common Stock available for grants under the terms of its 2020 Omnibus Equity Incentive Compensation Plan and it may in the future increase the number of shares reserved for issuance under the plan. The issuance of option or stock grants under the plan or any other stock based incentive program may dilute the value of your holdings. The company views stock based incentive compensation as an important competitive tool, particularly in attracting both managerial and technological talent.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

The following table demonstrates the price that new investors are paying for their shares of Non-Voting Common Stock with the effective cash price paid by existing stockholders. The company was formed as a California limited liability company in June 2017. In November 2019, we amended and restated our operating agreement to create three individual classes of units: class A common units, class B common units, and preferred units; and to effect a 8954:1 forward unit split. In May 2020, we converted from a California limited liability company into to a Delaware corporation, changed our name to Crush Capital Inc. and converted each of our class A units, class B units and preferred units into 5.4658 shares of Voting Common Stock, Non-Voting Common Stock and Series A Preferred Stock, respectively.

The table presents shares and pricing as issued and reflects all transactions since inception, with all information being adjusted to give effect to both the November 2019 unit split and the May 2020 conversion. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of May 31, 2021. It does not reflect the potentially dilutive effect of future grants under our 2020 Omnibus Equity Incentive Compensation Plan, under which we have reserved 20,000,000 shares of Non-Voting Common Stock and 10,000,000 shares of Voting Common Stock.

	Years	Issued	Potential	Total Issued and Potential	Effective Cash Price per Share at Issuance or Potential
	Issued	Shares	Shares	Shares	Conversion(1)
Voting Common Stock	2017	48,942,592		48,942,592	$0.0001
Non-Voting Common Stock	2017	124,804		124,804	$0.0001
	2019	398,094		398,094	$0.1830
	2020	280,395		280,395	$0.1830
	2021 and 2022	1,272,726		1,272,726	$0.7150
Series A Preferred Stock	2019		546,580	546,580	$0.1830
	2020 and 2021		17,271,590	17,271,590	$0.1830
Series A-1 Preferred Stock	2021		7,303,000	7,303,000	$0.4108
Warrants (for Non-Voting Common Stock)	2020		2,732,838	2,732,838	$0.1830
	2021		4,283,979	4,283,979	$0.4768
Warrants (for Series A Preferred Stock)	2020		2,732,838	2,732,838	$0.1830
Options (for Non-Voting Common Stock) (2)	2021		104,895	104,895	$0.7150
Options (for Voting Common Stock)	2021		998,600	998,600	$0.7150
Total Common Stock Equivalents		51,018,611	35,974,320	86,992,931	$0.1280
Investors in this offering, assuming the maximum offering amount is raised		13,986,550		13,986,550	$1.1450
Total after inclusion of this offering		65,005,161	35,974,320	100,974,481	$0.2688

(1)	Based on the weighted average original issue price, exercise price or conversion price, as applicable, as adjusted for the unit split and conversion, without deduction for any broker compensation or other offering costs. Certain shares of Non-Voting Common Stock and Warrants were issued in exchange for services at the per share value indicated above.
(2)	Does not include options for 1,723,968 shares of Non-Voting Common Stock that the company has agreed to issue under our 2020 Omnibus Equity Incentive Compensation Plan to our CTO at an exercise price equal to the per share price in this offering.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2021 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
●	In June 2022 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of shares of Common Stock underlying convertible notes that the company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $15,114,654, assuming we raise the maximum offering amount and after deducting the estimated offering expenses payable by us of approximately $817,746. We will not receive any proceeds from the sale of Non-Voting Common Stock being sold by the selling stockholders.

The following table below sets forth the uses of proceeds assuming we raise 25%, 50%, 75% and 100% of the maximum offering amount of $16,014,600. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds	$4,003,650	$8,007,300	$12,010,950	$16,014,600
Shares Sold	3,496,638	6,993,275	10,489,913	13,986,550
Total Before Expenses	$4,003,650	$8,007,300	$12,010,950	$16,014,600
Offering Expenses (1)	$697,636	$737,673	$777,709	$817,746

Amount of Offering Proceeds Available for Use	$3,306,013	$7,269,627	$11,233,240	$15,196,854

Estimated Expenditures
Production	$1,100,000	$1,100,000	$1,100,000	$1,100,000
Promotion and Marketing	$300,000	$1,000,000	$1,500,000	$2,250,000
Licensed Technology	$150,000	$250,000	$750,000	$1,250,000
Capital Markets Infrastructure	$400,000	$650,000	$900,000	$1,150,000
Talent	$0	$250,000	$500,000	$750,000
Operations	$250,000	$1,200,000	$2,250,000	$3,250,000
Total Expenditures	$2,200,000	$4,450,000	$7,000,000	$9,750,000
Working Capital Reserves	$1,106,813	$2,819,627	$4,233,240	$5,446,854

(1)	The company and the selling stockholders will each pay their respective commissions related the securities being sold by them and have agreed to apportion the remaining expenses of the offering on the basis of the respective number of shares of Non-Voting Common Stock to be sold by them in this offering. Amounts reflect commissions to be paid by the company and 80% of the other expenses of the offering. The total amount of such expenses includes the following estimated fees: a fee of $25,000 to be paid to Dalmore, approximately $100,000 paid to Issuance, Inc., accounting and audit fees of $10,000, legal fees of $70,000, Escrow Agent fees of $600,000, Edgar fees of $5,000 and blue sky compliance fees of $12,000.

Production. Estimated production costs consist of amounts expected to be paid to INE Entertainment to produce Season 2 of Going Public, a portion of which we expect to be funded with cash payments made by issuers selected for the season and other cash on hand and the remainder of which are fully covered at the 25% level.

Promotion and Marketing. Estimated promotion and marketing costs consist of estimated payment to our to be determined distribution partner and other related costs, including campaigns to promote Going Public in the following areas: digital marketing, content marketing, email marketing, and paid media marketing.

Licensed Technology. We will license technology from several partners for incorporation into a subscription platform that we will operate if and when we register a subsidiary as a broker-dealer. Costs related to licensed technology and services provided by partners include those for: the services provided through the subscription platform and escrow and transfer agent services.  We have entered into an agreement with Issuance to provide a subscription platform for use by our featured issuers that integrates with other key service providers, for a fee of $15.95 per investor that seeks to subscribe in an offering (regardless of whether an investment is ultimately made). The additional technology costs at the 50%, 75% and 100% levels represent costs associated with building and/or acquiring some or all necessary core components to ultimately reduce the costs and reliance on third parties.

Capital Markets Infrastructure. We intend in the future to design the user interface and engineer the software that powers www.goingpublic.com, to allow retail investors to subscribe to an offering and open a retail brokerage account with third-party broker-dealers. Our subsidiary Crush Securities LLC has applied for registration as a broker-dealer, which we estimate may cost up to $500,000, including initial net capital and legal and compliance fees, a portion of which we have funded with cash on hand. We may also acquire entities such as an escrow service provider, and/or transfer agent. To the extent we do so, we would require appropriate licensing, regulatory approvals and incur compliance costs, which represent increased capital markets infrastructure costs in the future. Operating as a broker-dealer would require not only capital, but also a capital markets infrastructure. The additional capital markets infrastructure costs at the 50%, 75%, and 100% levels represent costs associated with our broker-dealer application and building and/or acquiring some or all necessary core components.

Talent. Crush Capital’s vision is to produce and leverage content to build awareness of Going Public in order to attract brand ambassadors in various verticals. The additional talent costs at the 50%, 75%, and 100% levels represent costs associated with contracting with influencers in aligned verticals and engaging a primary host for Going Public.

Operations. We plan to invest in our team, including payment of increased compensation for our executive officers commensurate with achievement of various milestones. The following functional areas where we plan to make investments in staffing are: finance, technology, engineering, compliance, security, investment, business development, sales and marketing.

The above figures represent only estimated costs. They do not take into account cash payments from our featured issuers or any revenue from potential sponsorship arrangements that may be secured in the future, which may offset these costs. This expected use of net proceeds from this offering represents our intentions based upon our current arrangements and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering.

We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

THE COMPANY’S BUSINESS

Overview

Crush Capital is a financial technology and entertainment business that operates at the nexus of technology, entertainment and capital markets. Our mission is to combine a subscription platform for issuers, accessed through our website goingpublic.com, with the excitement of a full production streaming video series, Going Public. The show, which first aired in January 2022, follows the stories of entrepreneurs as they take their companies on a capital raising journey and conduct a securities offering pursuant to Regulation A. Notably, unlike private capital raising, retail investors are permitted to invest directly in public offerings conducted pursuant to Regulation A. As a result, one of the distinguishing features of Going Public compared to other similar types of shows is that viewers are able to subscribe to invest in the featured issuers while watching the series, subject to the following limitations. Whether any such investment will be accepted will be determined by the relevant issuer, in coordination with Dalmore and the relevant underwriter in the case of a firm commitment offering. Furthermore, in the case of a firm commitment underwritten offering, although we would expect that the issuer’s subscription platform would be available to accept retail subscriptions as soon as an issuer is qualified, if an underwriter, together with the issuer, having received sufficient interest determines to consummate the sale of all of the shares being offered shortly after qualification, there may be little to no time for retail investors to subscribe to such firm commitment offerings. Further, allocation decisions in such offerings are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show. See “Risk Factors – The ability of retail investors to subscribe for the securities of issuers in a firm commitment offering and be included in the underwriter’s allocation may be limited.”

Initially, our website, goingpublic.com, contains a link to the featured issuers’ investment websites, where viewers can apply to subscribe to the issuers’ securities offerings facilitated by a third-party broker-dealer. While our role is therefore initially limited to producing the streaming television series and issuers will engage third-party broker-dealers to facilitate their offerings, ultimately, we plan to register a subsidiary as a broker-dealer and engage in these financial services, in addition to producing the streaming series. Our business plan is based on successfully registering this broker-dealer subsidiary in order to provide an integrated platform. Until that time, our role will be limited to producing and promoting the streaming series, but not facilitating any resulting investments.

The securities sold by issuers featured on Going Public may have secondary market liquidity if subsequently listed on a national securities exchange, such as The NASDAQ Stock Market (“NASDAQ”). We envision that offerings by companies featured on the show may be conducted by broker-dealers acting in either “firm commitment” or “best efforts” capacities. To date, most Regulation A securities offerings have been offered on a best efforts basis, meaning that the issuer will have a maximum offering amount and generally will sell securities over time in multiple closings. They may not sell the entire maximum amount of the offering. In addition, most best efforts offerings will not have their securities listed on a stock exchange or quotation system and the securities will remain illiquid, until such time as they are listed or quoted. Traditional IPOs are typically conducted on a “firm commitment” basis, meaning all of the securities being offering are sold to the underwriters at a single closing date, and then immediately, the underwriting syndicate and selling groups resell the securities to investors. These underwriters and selling brokers have broad discretion in allocating IPO securities to their favored clients, often those that generate higher revenue for their firm. Traditional IPOs also typically provide for the securities being listed on a stock exchange or quotation systems upon consummation of the offering. Where a broker-dealer conducts a firm commitment offering for an issuer featured on Going Public, we expect that retail investors will be able to request to subscribe through the broker-dealer and be included in the underwriter’s allocation directly, unlike traditional IPOs where retail investors receive a small share of the allocation, if any. However, we note that allocation decisions are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show. See “— The Pre-Offering and Offering Process” below.

For issuers selected for our show, we offer:

●	the ability to showcase their company, their products and services and their management team throughout a season of Going Public,
●	a subscription technology platform, consisting of a suite of services, initially provided and operated by third parties, including third-party broker-dealers (and ultimately our future broker-dealer subsidiary), through which retail investors can subscribe to the offering,
●	an introduction to a third-party broker-dealer (and ultimately our future broker-dealer subsidiary) that will facilitate each issuer’s securities offering, including by reviewing each episode of Going Public and other issuer communications, reviewing “know your customer” and other investor information and reviewing investor subscription agreements, among other things, and
●	an introduction to a coordinated team of experienced service providers that will assist with all aspects of filing, qualifying, or registering and administrating, their offering with the Securities and Exchange Commission, including legal, marketing and promotional services and escrow and transfer agent services.

Viewers of the show have:

●	the ability to experience management presentations and view issuers’ meetings with investors, thereby providing entertainment and an enhanced educational environment for retail investors,
●	the ability to follow the path of featured issuers as they progress through the capital raising process,
●	If offered by an investment bank, potential access to underwritten public offerings of securities historically allocated to institutional and other wealthy investors (subject to the limitations described above), and
●	access to subscription platforms enabling viewers to invest through third-party broker-dealers in any of the featured companies from their mobile device or computer while they watch Going Public, subject to timing and allocation decisions, in the case of a firm commitment offering, and the acceptance of a subscription generally as discussed above.

For sponsors of the show, we offer:

●	various brand building opportunities with an engaged viewing audience, and
●	product advertising and low cost generation of sales leads.

Featured Issuers and the Selection Process

We, together with certain of our partners, conduct casting to find issuers. Issuers apply through our casting site at www.goingpublic.com to be considered for our program. To ensure that potential issuers are suitable for a visual entertainment medium, we consider each applicant’s measure against a preset parameters that we have established as to entertainment value. These include:

●	Diverse background,
●	Entertaining on screen,
●	Retail products that the public can readily understand,
●	Positive social impact of the issuer / its products or services, and
●	Reputation / public profile

INE Entertainment, our anticipated production partner, also evaluates the prospective issuer from a storytelling perspective as part of the casting process, as discussed below.

For issuers who wish to conduct a “firm commitment” Regulation A offering, we expect an investment bank to, in its sole discretion, conduct appropriate due diligence and determine whether or not to engage in a firm commitment underwriting. Based on the expertise of the investment bank, we expect that these selected issuers will meet the requirements to conduct an offering under Regulation A and meet the minimum listing requirements of NASDAQ.

Ideally, we will look to feature five issuers per Season. To the extent that more than five issuers pass the selection process, we may accelerate production for a subsequent season.

Our selection process consists of the following levels of review and assessment:

●

Level 1: Crush Capital Review for entertainment value. All prospective issuers are required to apply through our casting site at www.goingpublic.com. We evaluate those issuers based on the criteria discussed above.

●	Level 2: INE Entertainment review. INE Entertainment, our anticipated production partner, evaluates the prospective issuer from a storytelling perspective, based on its founders, their personality and likability, the issuer and founder narrative(s), and perceived entertainment value.
●

Level 3: Issuer Conditions. If the issuer passes the entertainment reviews, we would enter into an agreement with the issuer to appear on the show conditioned on, among other things, their engagement of Dalmore and Issuance as service providers. Dalmore will determine, in its sole discretion, whether to act as broker of record for issuers. As noted above, we have applied to become a broker-dealer through our subsidiary Crush Securities LLC, and, if successful, would expect provide broker-dealer services to featured issuers through such subsidiary in addition to Dalmore.

●	Level 3: Investment Bank review. If an investment bank is interested in pursuing a firm commitment underwriting of this issuer’s offering, we expect that the investment bank will follow its customary procedures which it utilizes in connection with an engagement to act as an underwriter for a firm commitment securities offering, including due diligence, internal vetting, internal approvals, acceptable compensation terms, and other factors applicable to each potential transaction. In the course of its engagement, if any, we expect that the investment bank will work with the prospective issuer to determine pricing and valuation for the offering by testing the waters and/or marketing the offering to its institutional investors in order to determine the feasibility of a firm commitment underwriting. There can be no assurance that any investment bank will agree to underwrite any prospective issuer, in which case the issuer may conduct a best efforts offering or may not be included in the show.

Service Provider Partners

Our company has identified key service provider partners that we introduce to the issuers that are ultimately selected for the show to provide legal, underwriting, marketing, and other services for their offerings. These service provider partners bring a depth of experience and a coordinated approach to the offering process. While we recommend these service provider partners, with the exception of Dalmore and Issuance’s technology platform services, each issuer may use alternative service provider partners. Crush Capital acts as a liaison between featured issuers and their service providers to facilitate coordination between service providers and issuers to accommodate both the offering process schedule and production timeline. Ultimately, each issuer enters into a direct agreement with each individual service provider.

Dalmore. Dalmore is a registered broker-dealer providing services in the equity and debt securities markets, including offerings conducted pursuant to exemptions from registration under Regulation D, Regulation A, Regulation Crowdfunding and others. We have entered into a strategic alliance agreement with Dalmore providing that, in order to appear on the Series, each Issuer must have engaged Dalmore as the broker of record for the issuer’s securities offering(s) that will be featured in the Series, pursuant to Dalmore’s form of Broker of Record Agreement, as it may be revised by Dalmore, and subject to Dalmore’s agreement to act as such based on its due diligence of the issuer and its offering and in its sole discretion. If we become registered as a broker-dealer, we would expect to also provide broker services to featured issuers, in addition to Dalmore.

Assuming satisfactory results of its review, Dalmore would enter into a separate agreement with the issuer based on Dalmore’s standard form of agreement and with compensation and other terms to be agreed upon by Dalmore and each such issuer. For each such issuer, Dalmore would:

●	Review information provided in subscription documents submitted by prospective investors;
●	Notify the issuer of any missing or incomplete required information in an investor’s subscription documents
●	Perform (or cause a qualified third-party to perform) such KYC (Know Your Customer), AML (Anti-Money Laundering), and OFAC (Office of Foreign Assets Control) compliance procedures with respect to each prospective investor as appropriate;
●	Confirm, as appropriate, completion of each investor’s subscription documents and provide the issuer with confirmation of investor’s subscription in the offering;
●	Maintain the confidentiality of investor information (except as may be required to conduct the necessary background checks and procedures set forth above, to comply with requests from appropriate regulatory authorities or as otherwise required by law);
●	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent;
●	Review and approve the issuer’s marketing material, including any episodes of Going Public that feature the issuer, and make regulatory filings with FINRA of such materials as Dalmore deems appropriate or necessary prior to such materials being distributed or made publicly available; and
●	Prepare and file required materials with FINRA under the FINRA’s rules relating to compensation.

Neither Dalmore nor Crush Capital will provide any investment advice nor any investment recommendations to any investor.

Issuance. We have entered into a referral agreement with Issuance, Inc. (“Issuance”), a company founded and controlled by our Co-founder and Co-Chief Executive Officer Darren Marble, under which Issuance has agreed to provide issuers with access to and use of its securities offering subscription platform and proprietary tools and technology, negotiated third-party integrations, certain back-end tools, and other technology and operational processes for conducting, managing and/or enabling technology-driven capital raises of securities, and for maintaining and managing investor data, reporting and communications. Under this agreement, Issuance will receive a technology fee from potential investors equal to $15.95 per investor that seeks to subscribe in an offering (regardless of whether an investment is ultimately made). Under the agreement, Issuance will pay us a $13.00 referral fee for each such investor. Please see the referral agreement and the amendment thereto which are filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Issuance may also provide marketing services to our featured issuers, including designing the marketing campaign with each respective issuer, including digital marketing, content marketing, email marketing, and paid media marketing. Issuance would charge fees to be agreed between Issuance and the featured issuer. Issuance contracts with the issuers directly.

Issuance is a consulting firm that helps clients, issuers, through the process of Regulation A securities offerings. It facilitates an issuer’s ability to run a successful capital raising campaign, offering a wide range of strategic marketing and communications services.

CrowdCheck. We have entered into a non-binding letter of intent with CrowdCheck Law LLP under which it has agreed to act as the provider of due diligence, legal and compliance services to featured issuers in Season 1 of Going Public. We expect to refer issuers for future season to CrowdCheck, which would charge fees to issuers as agreed between CrowdCheck and those issuers. CrowdCheck Law would provide comprehensive legal and compliance services to issuers prior to and through the duration of the relevant season, including preparing the offering statements to be filed with the SEC and responding to SEC comments, issuing opinions regarding legality of the offering, coordinating with the issuers’ other advisors and advising the issuer on communications with potential investors, including the content of the show.

CrowdCheck Law is an affiliate of CrowdCheck, Inc., which provides a wide range of compliance, diligence and filing services to issuers, investors and intermediaries in the online capital formation market. CrowdCheck Law is the market leader in Regulation A offerings, and its team of experienced attorneys combine deep securities knowledge with an understanding of the new online securities marketplace. CrowdCheck Law has issued the legality opinion that appears as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Each issuer also separately contracts with a transfer agent and an escrow agent to manage the funds provided by subscribing investors. We may provide issuers with referrals for these services. The fees for these services are as agreed between the issuers and these agents.

The Pre-Offering and Offering Process

Firm Commitment Offerings

For those issuers that an investment bank is willing to engage in a firm commitment underwriting process, the investment bank would work with an issuer to plan its Regulation A IPO, and oversee a “Testing the Waters” campaign. If the investment bank is satisfied with the results of its “Testing the Waters” campaign, it and the issuer will agree on a definitive price per security that the issuer would include in its offering circular upon which it requests qualification. Crush Capital will recommend various service providers to that issuer including for legal due diligence and documentation, accounting and auditing, marketing assistance, escrow agent services and transfer agent services. It is contemplated that the investment bank, as firm commitment underwriter, will run a “Testing the Waters” roadshow directed to its institutional client base, which could include some investor meetings in person or virtual, as well as meetings and interactions with an issuer’s service providers, customers and board members. INE Entertainment will film such meetings, with the subjects’ consents, as well as issuer presentations for the show. Production of the series will commence prior to the qualification of an issuer’s offering statement; however, no episodes of any season will be released (aired) until each respective issuer’s offering statement has been qualified by the SEC with a specific price per share.

The investment bank, as underwriter for the offering, may provide an allocation to retail investors, which would reduce the allocation otherwise subscribed to by its institutional customers. As to the retail investors, Issuance is providing the subscription platform, which a potential investor would access from the website goingpublic.com, that will enable retail investors to submit their requests to the investment bank and the issuer to subscribe to an offering.

Each issuer will enter into an underwriting agreement with the investment bank providing for the purchase by the investment bank of the full amount of the offering, both the retail and institutional components. Any retail investors would pay the same fixed price set by the investment bank as underwriter as institutional investors pay. Pursuant to the underwriting agreement, the investment bank would pay the issuer this fixed price less an underwriting discount agreed upon with the investment bank and each issuer.

In a traditional registered IPO, the firm commitment underwriter (or syndicate and selected dealers, if any) will soft circle investors, using a “red herring,” for the purpose of oversubscribing the offering. This is because the underwriter typically wants to know the offering will be fully or at least substantially sold, so that the underwriter will not bear the risk of buying and holding the shares as principal. When the underwriter believes that offering is sufficiently subscribed to, the offering will go effective, a definitive prospectus will be issued, subscriptions will be confirmed and “at pricing” the underwriting agreement will be signed, at which time the shares are acquired by the underwriter (thus firm commitment) and are resold to the confirmed purchasers at the fixed price. The underwriters will typically allocate portions of the offering to retail accounts in order to ensure a bona fide public distribution of the securities in accordance with FINRA rules. Much the same will happen in these Regulation A offerings except that offering would be conducted on the basis of a price fixed prior to qualification, rather than a price range. Retail investors will have an opportunity to review the definitive offering circulars for each issuer appearing on the show (a live hyperlink to each offering circular will appear clearly on each episode and will also be available from the time of qualification on goingpublic.com) and retail investors are expected to be able to formally subscribe through a broker-dealer to an investment in the securities being offered. In addition, aside from customary investor background information, the subscribers will be required to make representations concerning their status as an “accredited investor,” or their otherwise meeting financial requirements for Regulation A offerings. The investment bank would conduct roadshow meetings with institutional investors for the purpose of bookbuilding, i.e. obtaining indications of interest from institutional investors in purchasing the issuer’s securities. The timing of these roadshow meetings will depend on the progress of each issuer, and may be staggered during the season. The company expects that the investment bank would look to fully subscribe or over subscribe each offering at the price set forth in the qualified offering statement based solely on institutional investor interest. Dalmore Group, a FINRA member firm, would serve as the broker of record in respect of the retail investors that subscribe through the issuer’s subscription platform for the offering, providing the services discussed under “—Service Provider Partners” above. The subscriptions from these retail investors will be reviewed by Dalmore in order to provide a determination to the issuer whether or not to accept the use of the subscription agreement for the investor’s participation; though it is ultimately the decision of the issuer as to whether to accept an investor’s subscription agreement. The issuer would pay Dalmore a separate fee for its administrative, technology, and compliance related services in an amount that would be negotiated between Dalmore and each issuer. If we are successful in registering as a broker-dealer, we would expect to provide broker services to issuers in addition to Dalmore.

The investment bank is expected to include all issuer-accepted retail investor subscriptions in its “bookbuild” and, to the extent that the offering is oversubscribed, would determine the final allocations between institutional and retail investors and then sign an underwriting agreement with the relevant issuer. We note that allocation decisions are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show. In addition, although we would expect that the issuer’s subscription platform would be available to accept retail subscriptions as soon as an issuer is qualified, if an underwriter, together with the issuer, having received sufficient interest determines to consummate the sale of all of the shares being offered shortly after qualification, there may be little to no time for retail investors to subscribe to such firm commitment offerings.

In the event that, following receipt of indications of interest from the investment bank’s institutional client base and from retail investors through the subscription platform, the investment bank and the relevant issuer determine to change the price per share, the issuer would file a prospectus supplement for any increase or decrease resulting in no more than a 20% change in the aggregate offering price, in accordance with Rule 253 under the Securities Act, or would file a post-qualification amendment that would need to be re-qualified by the SEC. The underwriting agreement would be signed thereafter and, for those issuers who have been accepted for quotation on NASDAQ, the securities would begin trading similar to traditional IPOs.

We expect that the final appearances for such issuers would show the NASDAQ celebrations or “bell-ringing” ceremonies. These final appearances may be staggered during the season depending on the progress of each issuer’s offering. Closing and settlement would follow traditional IPO timing (T+2), with funds from institutional investors and funds held in escrow on behalf of retail investors being paid to the relevant issuer after deduction of the investment bank’s underwriting discount and other relevant offering expenses, as applicable. Retail investors would be allocated securities, based the investment bank’s allocation determination discussed above, and would be refunded by the escrow agent for any amounts paid in excess of the price of the securities that have been allocated.

Best Efforts Offerings

Featured issuers which have not engaged an investment bank to conduct a firm commitment offering would conduct a Regulation A offering on a best efforts basis, with Dalmore acting as broker of record along with us once we become registered as a broker-dealer. Crush Capital recommends various other service providers to these issuers including for legal due diligence and documentation, accounting and auditing, marketing assistance, escrow agent services and transfer agent services, as discussed under “Service Provider Partners” above. These issuers would file an offering statement with the SEC, determining the duration of, and the price for, their offerings in their sole discretion, and ultimately request qualification from the SEC. We will not provide access to issuer’s “testing the waters” pages on the goingpublic.com website.

After an issuer’s offering statement has been qualified, the issuer will then be included as a featured issuer on Going Public. Retail investors will have an opportunity to review the definitive offering circulars for each issuer appearing on the show (a live hyperlink to each offering circular will appear clearly on each episode and will also be available from the time of qualification onwards on goingpublic.com) and to formally subscribe to an investment in the securities being offered. Aside from customary investor background information, the subscribers will be required to make representations concerning their status as an “accredited investor,” or their otherwise meeting financial requirements for Regulation A offerings. Dalmore will serve as broker of record in respect of investors that subscribe to the issuer’s offering through the subscription platform, providing the services described under “– Service Provider Partners” above. The subscriptions from these retail investors will be reviewed by Dalmore in order to provide a determination to the issuer whether or not to accept the use of the subscription agreement for the investor’s participation; though it is ultimately the decision of the issuer as to whether to accept an investor’s subscription agreement. The issuer would pay Dalmore a separate fee for its services in an amount that would be negotiated between Dalmore and each issuer. If we are successful in registering as a broker-dealer, we expect to provide broker services to featured issuers in addition to Dalmore. Prior to that time, Crush Capital will have no involvement in the pricing and other terms of these Regulation A offerings.

As these issuers receive subscriptions, they may conduct closings and sell securities to investors from time to time, subject to any minimum offering amount set forth in the offering circular, and are expected to terminate their offerings once their respective maximum offering amounts are reached or at some earlier point in time, as they determine in their sole discretion. In the event that any issuer conducting a best efforts offering does not terminate the offering on or before final episode of the show airs, its campaign page may remain active and available for further subscriptions.

The Show

Format. Going Public is produced in a serialized narrative format. Season 1, which first aired in January 2022, consists of 10 twenty-two minute episodes. Lauren Simmons hosted Season 1 of Going Public.  Ms. Simmons was the second African American female trader in the history of the New York Stock Exchange as well as the youngest. She was named to Harper’s Bazaar’s Women Who Lead 2019 list and Politico’s Women of Impact, and is an author and speaker on personal finance for women, young people and minorities. Ms. Simmons’ compensation is included within INE Entertainment’s production costs that comprise the production budget discussed under “– Production” below.

The show has a continuous plot that unfolds in sequential episode-by-episode fashion, following the paths of featured issuers over the course of the season as they strive to market their deal, raise capital and complete their Regulation A offering. While the bulk of the series is generally produced prior to airing, for featured issuers that will have their securities quoted on the NASDAQ, the celebrations, or “bell-ringing” ceremonies, will be filmed in real-time at the NASDAQ MarketSite in Times Square, New York.

Viewers are introduced to multiple featured issuers who have qualified their offering statements with the SEC prior to airing. The featured issuers are able to demonstrate their business acumen and passion for their mission, seeking to create an emotional bond with the audience. In the early episodes, the chief executive officers and other members of senior management share their vision, mission, and history of the company. As the season progresses, the featured issuers may begin their capital raising journey by meeting with investors, participating in public relations events and creating retail awareness for their offering. Along the way, issuers are coached by icons of entrepreneurship, who give business advice and constructive criticism, and may even invest in the offering themselves.

For each issuer that lists on NASDAQ, its final appearance on the show, following the signing of an underwriting agreement with the investment bank, will capture the “bell-ringing” ceremonies reflecting the start of trading, celebrations and interviews with executives and others. These final appearances may be staggered during the season depending on the progress of each issuer’s offering.

For each season, we may initially contract with more than five issuers that pass through the selection process and we and other service provider partners would progress with all issuers, filming each issuer’s story prior to qualification and any meetings with potential investors and roadshows. To the extent that one or more issuers fails to qualify, the raw footage filmed prior to broadcast would be edited to only include issuers that have qualified their offering statements with the SEC. We believe that each season of the show will need at least three featured issuers who have qualified offering statements to have sufficient content for an entire series. The season will not be aired until at least three issuers’ offering statements are qualified by the SEC, although subscriptions may be made on the issuers’ subscription platforms promptly after qualification.

Production. We have entered into a master production services agreement and statement of works for Season 1 with INE Entertainment, based in Studio City, California, under which they produced Season 1 of Going Public and they are currently producing Season 2. The estimated production budget for Season 2 is approximately $1,760,000, and is based on a scope of work and timeline comparable to Season 1.  INE Entertainment produces a season and renders all services related thereto, including the engagement of all personnel, equipment and third-party services. We would be separately responsible for certain costs, including any public performance music royalties and the costs of engaging all on-camera mentors and cast members other than Ms. Simmons. We have full creative and business control over the production and own the show and all rights to all material and/or intellectual property created in connection with the show, including the show content, under the agreement. We intend to exercise our creative control in coordination with the issuer, Dalmore and any underwriter for a firm commitment underwriting. The above production budget includes INE Entertainment’s fee of 10%. The agreement and related statement of works is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

INE Entertainment was founded by Mark Koops and Eric Day, who have been on the cutting edge of innovative content for more than 15 years. Together they’re responsible for developing, creating, and showrunning thousands of hours of programming, including unscripted TV juggernauts The Biggest Loser (NBC) and Masterchef (Fox) and groundbreaking non-linear projects like the real-time doc series @Summerbreak, the Emmy-nominated comedic anthology The Crossroads of History, and the Emmy-nominated hybrid comedy Making a Scene with James Franco.

INE Entertainment, their full-service independent production company, was founded in 2011, born out of a mission to combine great storytelling with innovative producing as the best way to serve tomorrow’s linear and non-linear distributors, an increasingly diverse community of talent in front of and behind the camera, and the progressively dynamic relationship between audiences, media platforms, and brands.

Distribution. We entered into a distribution and promotion agreement with Entrepreneur Media, Inc. relating to Season 1 and are in discussions with Entrepreneur and others regarding distribution and promotion of Season 2.  Season 1 was promoted and distributed by Entrepreneur Media, Inc., streaming on www.entrepreneur.com, which boasts millions of customers, fans, and followers across its network. Season 1 of Going Public was published on entrepreneur.com with a show specific “watch” page on which all episodes were aggregated. Through the 181st day following the release date of episode 10 of Season 1, Entrepreneur Media, Inc. will continue to provide a show-specific “watch” page for Going Public and also publish the show through various other digital platforms, including social media, streaming video Apps and potentially third-party distribution outlets. Entrepreneur Media, Inc. will also actively promote Going Public during this time. We retain full control over the production of the show, with content being determined by the relevant issuer, and subject to approval by its broker-dealer and any firm commitment underwriter.

Entrepreneur Media, Inc. boasts nearly 15 million followers across their social platforms as well as over 14 million unique visitors to entrepreneur.com each month. Suffice to say, millions of viewers could have an opportunity to watch the unique journey of entrepreneurs raising capital on Going Public.

Sponsorship and Product Placement. Creative Artists Agency (“CAA”) represents INE Entertainment and Going Public in pursuit of securing one or more corporate sponsors for the show. We also intend to establish relationships with companies seeking to facilitate sales of their products linked to our show through affiliate agreements.

The Goingpublic.com Website and the Subscription Platform

While watching the show, viewers are able to visit goingpublic.com. Initially, goingpublic.com gives viewers access to each featured issuer’s subscription platform where they can request to invest in a featured issuer from their mobile device or computer. Once we have registered our own broker-dealer, investors may be able to invest through an aggregated platform operated by our broker-dealer subsidiary.

From the webpage streaming the show, viewers have access to all of the qualified offering circulars via a clickable hyperlink and are able to “click” to be brought to the issuer’s subscription platform. When viewers take this action, the viewer are navigated to goingpublic.com. Potential investors may also log into goingpublic.com directly. The website provides the ability to view episodes of the show that have been aired, access to the subscription platform maintained by the issuers featured on the show with active offerings, as well as other issuers whose best efforts offerings continue following the end of a season. Prospective investors can subscribe to one or more active offerings at their sole discretion. Each episode includes two digital buttons: “Invest Now” and “Offering Circulars.” If a potential investor clicks “Offering Circulars,” he or she is directed to a list of the offering circulars of the featured issuers. If a potential investor clicks “Invest Now” he or she would then chose the issuer that he or she is interested in and be directed to an issuer-specific page, with issuer-provided content, that includes an “Invest Now” digital button as well as links to the issuer’s offering circular and, separately, its risk factors disclosure included therein.

Upon clicking “Invest Now” on the issuer specific page, a potential investor is redirected to the issuer’s subscription platform to progress through the subscription process if the potential investor is interested in doing so. A potential investor begins the subscription process with the issuer by providing its relevant information and indicating the amount it wishes to invest in a particular issuer. Once that is completed, the subscription platform will provide the potential investor with instructions for payment of funds. Investor subscriptions submitted through the subscription platform will be reviewed by the issuer and its broker-dealer. Until we operate a subscription platform through a future broker-dealer subsidiary, communications from the issuer’s platform will be sent in the name of the issuer, not the company or Going Public. We play no role in executing or settling transactions, transmitting funds or securities, and are not responsible for payment or delivery. These functions are the responsibility of the issuer, its broker-dealer and/or escrow agent.

Issuance, an affiliate of the company, is providing us strategic consulting services in connection with Regulation A offerings pursuant to a master services agreement and related statement of work for a fee of $25,000. In addition, pursuant to a referral agreement, it is also providing issuers with access to and use of its securities offering subscription platform and proprietary tools and technology, negotiated third-party integrations, certain back-end tools, and other technology and operational processes for conducting, managing and/or enabling technology-driven capital raises of securities, and for maintaining and managing investor data, reporting and communications. Under this agreement, Issuance will receive a technology fee from potential investors equal to $15.95 per investor that seeks to subscribe in an offering (regardless of whether an investment is ultimately made). The master services agreement and related statement of work and the referral agreement, as amended, are each filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Strategy

Crush Capital believes the show will engage viewers through high-impact entrepreneur-focused story-telling, creating a bond between the viewer and the featured Going Public issuers. We believe powerful story-telling together with interactive engagement will enable us to establish and quickly grow a viewer base.

We have filed a new member application with FINRA to apply for our subsidiary, Crush Securities LLC, to become a broker-dealer. Luxor Financial Group is assisting us with these efforts. If we are successful, we would be able to increase revenue through the provision of additional services, including charging commission-based fees to featured issuers. We anticipate, based on our discussions with Dalmore, that Dalmore would share commissions from issuers with Crush Securities LLC such that, after Dalmore retains a commission of 2% of the underlying offering amount, Dalmore shall pay all excess commissions to Crush Securities LLC. We expect that Dalmore and Crush Securities will, in negotiation with the relevant issuer, jointly decide on the commission rate for each such issuer’s offering, with a total target rate of 7% of the underlying offering amount. In terms of the allocation of responsibilities between Crush Securities and Dalmore, we expect that Crush Securities would evaluate, diligence, and curate potential issuers to be featured on the show, will recommend shortlisted issuers to Dalmore and will consult with Dalmore regarding those issuers. Dalmore would perform its standard diligence review of each issuer and its offering and the ultimate decision about whether Dalmore agrees to act as broker of record for any issuer would be at Dalmore’s sole discretion. For any selected issuers, Crush Securities would submit any and all issuer advertising to Dalmore for review, and Dalmore would review, provide any comments and approve such materials. Dalmore is expected to provide execution services and/or investment banking services for each such issuer’s offering. These commission sharing and other terms are subject to review and approval by FINRA as part of our application process.

Furthermore, we believe the companies featured on the show will be able to attract new categories of potential investors that may not have otherwise been aware of opportunities to invest in these types of companies or may have not had interest in the more formal/traditional formats.

We intend to expand production, effectively airing multiple seasons per calendar year and creating various verticals that will allow us to further grow the base of subscribers who may have specific interest in core areas, such as real estate, fine art, music/media, and other verticals where we can produce dynamic content.

Once we operate a subscription platform through a broker-dealer subsidiary, we will build valuable customer data. Once subscribers create accounts on the subscription platform, Crush Capital will collect multiple forms of customer data and transform it into a unified customer view. Customer data supports every aspect of a modern business, from marketing to service to merchandising to privacy and beyond. Customer data provides much of the power of digitalization: It facilitates target advertising, customizes product placement by sponsors, predicts behaviors, optimizes processes, and measures results. We expect to leverage a continually increasing audience and subscriber base to not only benefit our core business but to build on it through:

●	targeted sponsorship and advertising opportunities,
●	expanding the functionality of the subscription platform and leveraging our relationships with our service provider partners and others to address the needs of a broader range of companies at various stages of their development,
●	attracting A-List celebrity-endorsed businesses to feature on the show,
●	enlisting A-List talent to support featured issuers, including as mentors, host(s), video bloggers and other influencers, and
●	expanding the business to facilitate international distribution or licensing our format for use in international markets

Market

Amended Regulation A, popularly known as “Regulation A+,” became effective June 19, 2015. Regulation A has two tiers. Issuers conducting offerings hosted on our website will be utilizing Tier 2, which has a maximum offering of $75 million within a twelve month period and facilitates a national offering by pre-empting state qualification and registration requirements (unlike Tier 1). The SEC published a look-back study and analysis in March 2020, and reported as of December 31, 2019, that under Tier 2, it qualified 277 offerings seeking up to $8.3 billion. During this period, $2.2 billion had been reported as raised. According to the report, during 2019, reported aggregate proceeds under Tier 2 of nearly $1 billion were raised from 39 issuers. The aggregate reported proceeds increased approximately 47% from the amount in 2018 ($675 million).

We believe the market for Regulation A, Tier 2, will continue to grow as more companies become aware of the ability to raise capital through crowdfunding platforms. Because it permits a maximum raise of $75 million every 12 months, we believe this rule is well suited for small and midsize businesses. Further, the recent legislative change to permit SEC-reporting companies to make offerings in reliance on Regulation A could expand the potential market for our services to smaller public companies. We expect to continue to see increasing numbers of companies conducting offerings under Regulation A. We believe our company, ultimately combining a subscription platform for issuers and investors, accessed through our website goingpublic.com, with a production storyline will be well positioned to capture the interests of issuers in our target category, though we may encounter increasing competition from other crowdfunding platforms that may look to model our approach.

Competition

There are many and diverse types of programming available to the general public, both through traditional television media as well as online content. In order to succeed, we will need to attract a sufficient viewer following of persons who are engaged in following the progress of the issuers that are featured. We are only aware of a limited number of competitors that give viewers of a show the opportunity to invest and less that showcase seasoned or established issuers engaging in financing that are open to accepting investments from viewers.

We compete with other programming focused on businesses raising capital, such as Shark Tank, Elevator Pitch (hosted by Entrepreneur Media, Inc., our distribution partner), as well as similarly themed programs such as The Profit. We also compete with numerous crowdfunding and fundraising platforms to attract issuers that will appeal to investors. While these platforms do not currently provide both the comprehensive service offering that we, along with our partners, offer, the fees charged by these platforms may be more attractive than ours. Further, many of these platforms have an established investor base, which may be appealing to the issuers we are looking to attract to participate in our program. In addition, competing crowdfunding and fundraising platforms may modify their product offerings to expand their services and present similar issuer-focused productions to compete with us more directly. Many of our competitors, particularly production content providers, are larger companies with significant cash reserves that would allow them to compete aggressively with us. Many of our crowdfunding and fundraising platform competitors have established businesses with greater experience than us in operating in a regulated environment. As a result, our competitors may be able to adapt more quickly to changes impacting our industry.

Intellectual Property

We have received a Class 41 Service Mark from the United States Patent and Trademark office for the name Going Public, Reg. No. 6,197,004 with Ser. No. 88-786,649 which was filed on 02-05-2020 and Registered Nov. 10, 2020. Additionally, we own our domain name, goingpublic.com, as well as a number of other domain names with different suffixes. We also obtained a CompuMark U.S. Full Entertainment Search Report for Going Public as an interactive series which reflects that the phrase GOING PUBLIC is available for our use as the title of an interactive series for Entrepreneur Media, Inc. The use of this title may include theatrical, non-theatrical, television (standard and non-standard), home video, DVD and Multimedia/CD ROM, online and computer games, and print publishing and merchandising directly derived from the program.

Employees

We have 5 full-time employees, which includes our Co-Chief Executive Officers, as well as 8 contractors providing services to us.

Regulation

Broker-Dealer Registration Requirements

Our initial planned activities involve airing a television show and providing a website that provides investors with links to an investment platform operated by featured issuers and their third-party broker-dealers, with no discretion on our part as to which investors seek to invest in which issuers. We are not currently registered as a broker-dealer and do not believe that we would be required to register in order to engage in our initial planned activities because they would not constitute “engaging in the business” of effecting transactions in securities. In particular, we do not, and will not, engage in the following activities:

●	Actively soliciting investors;
●	Negotiating the terms of an arrangement between issuers and investors;
●	Accepting compensation related to the success or size of the transaction or deal;
●	Handling funds or securities relating a transaction;
●	Extending credit to investors; and creating the market and help negotiate the price between buyers and sellers;
●	Holding ourselves out as providing securities-related financial services (other than airing the series and providing links to facilitate interaction between investors, issuers and their broker-dealers); or
●	Providing any advice, endorsement, analysis or recommendation about the merits of an investment in any issuers for which are featured on the show.

There has been limited regulatory guidance as to the circumstances in which state or federal broker-dealer registration requirements apply to websites that connect investors, issuers and broker-dealers, and such guidance as it exists generally predates the technological developments of the last couple of decades. Advocates such as the American Bar Association’s Private Broker Task Force have long urged the Commission and the Staff to provide clearer guidance as to what it means to be “engaged in the business” of effecting securities for others and thus triggering the broker-dealer definition. The Commission’s recent Proposed Exemptive Order (the “Finders Release”) regarding the activities of finders provided useful context as the Commission’s thinking in some areas, but the SEC has not provided any guidance addressing websites like ours. We do not believe that our website or the show’s functions implicate any of the non-exhaustive factors outlined in the Finder Release as potential indicators of broker-dealer status. In particular, we believe our role in allowing issuers to promote themselves through the series, and providing links that allow interactions between investors, issuers and broker-dealers is similar to those of other non-financial technology or other service providers to which the staff of the SEC has previously issued “no-action” letters, indicating that the staff would not recommend enforcement action against those parties for failing to register as a broker-dealer. These include firms that would broadcast over the internet “road shows” relating to public offerings, and those that would provide technological connectivity between various securities market participants, in each case subject to conditions that we believe similarly apply to us—such as our being compensated without regard to the size or success of a transaction, and the performance by a registered broker-dealer of all substantive financial services.

We expect to expand the scope of our services, and alter our compensation model in the future, such that we may be required to register as a broker-dealer to engage in those planned activities. As a result, we have filed a new member application with FINRA to apply for our subsidiary, Crush Securities LLC, to become a broker-dealer. Luxor Financial Group is assisting us with these efforts. Operating as a broker-dealer requires registration with the SEC as well as various states, and generally obtaining and maintaining membership in FINRA as well as the Securities Investor Protection Corporation (“SIPC”). Certain of our personnel will also be required to register with states and FINRA as associated persons and satisfy all applicable qualification requirements.

SEC and FINRA Requirements

Once our subsidiary becomes a broker-dealer, it will be required to comply with extensive statutory requirements, SEC regulations, and FINRA rules. These include, among other things, requirements relating to sales and trading practices and reporting requirements, client onboarding, advertising and marketing, publication or distribution of research, margin lending, uses and safekeeping of clients’ funds and securities, capital adequacy, recordkeeping, reporting, fee arrangements, disclosures to clients, suitability, acting in client’s best interests when making recommendations to retail customers, customer privacy, data protection, information security and cybersecurity, the safeguarding of customer information, the sharing of customer information, best execution of customer orders, public offerings, customer qualifications for margin and options transactions, registration of personnel, business continuity planning, transactions with affiliates, conflicts, and the conduct of directors, officers and employees.

Liability

The information presented on our website and included in the show is prepared by the issuers themselves subject to approval by their broker-dealer. Section 12(a)(2) of the Securities Act, which applies to Regulation A, imposes liability for misleading statements not only on the issuers of securities but also on “sellers,” which includes brokers involved in soliciting an offering. Rule 10b-5 under the Exchange Act generally imposes liability on persons who “make” statements, which may include us. Further, we may also face liability from existing anti-fraud rules and statutes under the securities laws. For instance, under Section 9(a)(4) of the Exchange Act anyone who “willfully participates” in an offering could be liable for false or misleading statements made to induce a securities transaction.

If we were to become registered as a broker-dealer, we would be subject to heightened standards and additional potential sources of liability, in addition to potential liability under Section 12(a)(2) and Rule 10b-5. Broker-dealers may also be subject to liability for failure to comply with SEC and FINRA requirements, including claims that we can be held liable for the behavior of our agents (control person liability), claims regarding recommendations being unsuitable or not in retail investors’ “best interest,” violations of breach of contract, common law claims of fraud and various claims under state laws.

Data Privacy Regulation

As a result of our collection of investor data, in addition to those obligations that will in the future apply to us as a broker-dealer, we will be subject to state laws that regulate data collected over the internet. The California Consumer Privacy Act (“CCPA”) was signed into law on June 28, 2018, and went into effect on January 1, 2020. On June 1, 2020, the Office of the California Attorney General submitted the final proposed regulations package under the CCPA to the California Office of Administrative Law. New York, Maryland, Massachusetts, Hawaii and North Dakota have proposed similar legislation.

CCPA grants California consumers robust data privacy rights and control over their personal information, including the right to know, the right to delete, and the right to opt-out of the sale of personal information that businesses collect, among other things. Under the CCPA, consumers have a right to access the categories and specific pieces of personal information held by businesses and to know the uses of that information by a business. The CCPA has very broad definition of personal information: “information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household.” Businesses cannot sell consumers’ personal information without providing a web notice (“a clean and conspicuous link”) and giving them an opportunity to opt-out. There is also a “right to delete,” with some exemptions, consumer personal information on request. The CCPA also gives consumers a right of action to sue if they are the victim of a data breach or for a violation of their rights under the CCPA. It also gives the state Attorney General the ability to sue on behalf of residents. We will be required to provide consumers with a comprehensive description of our online and offline practices regarding the collection, use, disclosure, and sale of personal information and of the rights of consumers regarding their personal information.

THE COMPANY’S PROPERTY

We have entered into membership agreements for our two officers and directors for a co-working space at Spring Place in Beverly Hills, California. The shared work space is a communal space for members with no assigned offices or conferences room.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2021.

Overview

Our company was formed on June 20, 2017 (“Inception”) in the State of California as a limited liability company under the name Trojan Horse Media Group, LLC. On May 4, 2020, this entity was converted from a California limited liability company into a Delaware corporation under the name Crush Capital Inc. in the State of Delaware. We have a limited operating history, and limited revenue generating activity to date.

Our financial statements have been prepared on a going concern basis. To date, we have incurred net losses, negative cash flows from operations, and require significant capital to develop, produce and distribute Going Public. These factors, among others, raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.

During the next 12 months, we intend to fund our operations through revenues from operations and the sale of equity and/or debt securities, including this offering. There are no assurances that we will be able to raise capital on terms acceptable to us. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of planned operations, which could harm our business, financial condition and operating results.

Results of operations

Year Ended December 31, 2021 and Year Ended December 31, 2020

	For the year ended December 31,
	2021	2020

Revenues	$—	$—

Operating Expenses:
General and administrative	3,025,254	1,528,669
Sales and marketing	1,416,370	90,053
Total Operating Expenses	4,441,624	1,618,722

Operating Loss	(4,441,624)	(1,618,722)

Net loss	$(4,441,624)	$(1,618,722)

We recorded no revenue in 2021. We received both cash and equity based payments from featured issuers in the year ended December 31, 2021. These payments are reflected as deferred revenue on our balance sheet and are not recognized as revenue until the show is aired, which occurred during the first quarter of 2022. We recorded $2,302,575 of deferred revenue on our balance sheet as of December 31, 2021, reflecting cash and the fair value of equity-related payments made to us by the featured issuers on Season 1 of the show. See Note 2 (Revenue Recognition, Equity in Participants and Fair Value of Financial Instruments) of the audited financials below for a discussion of revenue recognition and the components of revenue.

General and administrative expenses consist of operating costs for our ongoing operations. The largest change between the years ended December 31, 2021 and 2020 was an additional $404,000 in bonuses to the Co-CEOs. Bonuses were based on the achievement of defined goals and are calculated as a percentage of the annual compensation of these two individuals. Other significant differences included increases of $211,430 in wages, $242,798 in stock-based compensation expense, $96,128 in professional fees, compliance costs of $100,000, and business development costs of $181,526.

Sales and marketing expenses generally represent the costs associated with distributing, marketing and promoting Going Public, which increased significantly in 2021 as a result of the launch and promotion of Season 1 during 2021.

We expect to generate revenue through: (1) cash and equity-based payments from our featured issuers (2) advertising revenue from corporate sponsors, (3) referral fees from Issuance and (4) to a lesser extent, sales commissions from non-investment product sales by third parties through our website. We intend to charge each of our selected featured issuers a fee of $250,000 plus equity based consideration, as discussed under “—Plan of Operation” below. We expect to incur operating costs related to the production of our show, the development of our website and subscription platform and increased staffing to support our operations.

Liquidity and Capital Resources

As of December 31, 2021, our cash and equivalents were $2,131,969, reflecting primarily the net proceeds of our equity sales, consisting of sales of Preferred Units, prior to our conversion to a Delaware corporation, and of Series A Preferred Stock and Series A-1 Preferred Stock, exercise of warrants and sales of Non-Voting Common Stock, plus to a lesser extent cash payments under appearance agreements with issuers. For the year ended December 31, 2021, net cash provided by financing activities equaled $4,973,245, while net cash used in operating activities was $4,308,052. We are an early stage company and have generated limited revenue to date. Our cash utilization rate is currently approximately $175,000  per month.

To date, we funded our operations primarily through the issuance of equity securities and cash contributions from our founders and Co-Chief Executive Officers, Darren Marble and Todd Goldberg. In 2019, prior to our conversion to a Delaware corporation, we sold Preferred Units for gross proceeds of $100,000 and in 2020, we sold an additional 375,000 Preferred Units, raising $375,000 through May 2020. We have also issued equity in exchange for services in both 2019 and 2020. In 2020, we commenced an offering of our Series A Preferred Stock under Rule 506(c) of Regulation D under the Securities Act, providing for an offering of up to $3,000,000 at a purchase price of $0.18296. Beginning in June 2020 and through March 10, 2021, we issued 15,221,915 shares in the offering for $2,785,002 in gross proceeds. In June 2021, we commenced an offering of Series A-1 Preferred Stock plus Warrants which terminated in July 2021, under which we issued 7,303,000 shares of Series A-1 Preferred Stock and Warrants exercisable for 3,651,500 shares of Non-Voting Common Stock at an exercise price of $0.4108, and received gross proceeds of approximately $3,000,000. We have used a portion of the proceeds of these offerings to partially fund our production costs and initial costs related to our application to register a broker-dealer. In July 2021, we commenced an offering of Non-Voting Common Stock of up to 6,998,686 shares of Non-Voting Common Stock for a purchase price of $0.715 per share, which we terminated in June 2022. We sold 1,466,432 shares of Non-Voting Common Stock in this offering for gross proceeds of approximately $1,049,000.

We also issued warrants to certain investors concurrent with their investment, who also agreed to provided advisory services. As of February 28, 2022, these warrants consisted of a warrant, which has been exercised, to purchase 2,732,838 shares of Non-Voting Common Stock at $0.18296 per share and a warrant to purchase 2,732,838 shares of Series A Preferred Stock at $0.18296 per share. In addition, we issued warrants/options in exchange for advisory services to purchase 422,000 shares of Non-Voting Common Stock at a purchase price of $0.715 per share and 210,486 shares of Non-Voting Common Stock at a purchase price of $1.145 per share.

Plan of Operation

Companies selected for any season of the show are expected pay a cash fee to Crush Capital, currently $250,000 each, plus warrants exercisable for equity of the type proposed to be offered by the issuer, in a fixed dollar amount for each issuer, or warrants for other securities or cash in the event that an issuer’s offering is not successful. While the final negotiated terms with any particular issuer may vary, we expect that the cash portion of the fee will be an upfront payment to the company in advance of any production or filming. Similarly, the payment warrants would be contractually committed upfront in advance of any production or filming. The value of the warrants that the company requests from each issuer is determined solely with regard to the company’s costs, with consideration of the ownership limits discussed below, but without regard in any way to the sales of such issuer’s securities or the number of securities of such issuer purchased by investors, other than in one instance described below.

We entered into agreements with four issuers for Season 1, which began airing in January 2022. For Season 1, each featured issuer agreed to pay us a cash fee of $250,000 and issue us equity (stock or warrants) with the following terms.

Hammitt, Inc.: The issuer has issued us a warrant with a face value of $2,222,222 and exercisable for a number of shares equal to this amount divided by the per share offer price of the shares in the issuer’s Regulation A offering at a price per share equal to 10% of the per share price in such offering, or an equivalent net value in either stock from an alternate equity financing or cash. The warrant is exercisable from the date of an initial sale of securities under Regulation A or such other equity financing. It has a vesting schedule based on the production and airing schedule of Season 1 and is currently fully vested.

NexGenT Inc.: The issuer has issued us a warrant with a face value of $2,222,222 and exercisable for a number of shares equal to this amount divided by the per share offer price of the shares in the issuer’s Regulation A offering at a price per share equal to 10% of the per share price in such offering, or an equivalent net value in either stock from an alternate equity financing or cash. The warrant is exercisable from the date of an initial sale of securities under Regulation A or such other equity financing. It has a vesting schedule based on the production and airing schedule of Season 1 and is fully vested.

Life Spectacular, Inc. (dba Proven): The issuer has issued us a warrant with a face value of $2,222,222 and exercisable for a number of shares equal to this amount divided by the per share offer price of the shares in the issuer’s Regulation A offering at a price per share equal to 10% of the per share price in such offering, or an equivalent net value in either stock from an alternate equity financing or cash. The warrant is exercisable from the date of an initial sale of securities under Regulation A or such other equity financing. It has a vesting schedule generally based on the number of subscribers to the issuer’s offering who submit subscriptions in the issuer’s offering, regardless of whether those subscriptions are accepted or funded and closed. In 2022, 34% of the warrant vested.

M&M Media, Inc. (dba Trebel Music): The issuer issued us 1,400,000 Units and is obligated to issue us another 600,000 Units, each Unit consisting of one share of its Class B Common Stock and one warrant exercisable to purchase one-half share of Class B Common Stock at an exercise price of $2.00 per whole share. The Units are identical to the Units offered by the issuer at a per Unit price of $1.20 in its Regulation A offering. The warrants underlying the initial 1,400,000 Units expired unexercised.

We have entered into agreements with three issuers for Season 2, Treasure Investments Corporation, Saleen Automotive, Inc. and Max International, LLC. Season 2 is currently in production. For Season 2, each featured issuer has agreed to pay us a cash fee of $250,000 and issue us warrants with following terms:

Each issuer has issued us (in the case of Treasure Investments and Saleen) or is expected to issue us (in the case of Max International) warrants with an aggregate face value of $2,222,222. The warrants will be exercisable for a number of shares equal to this amount divided by a per share price of 10% of the lowest per share offer price in the relevant issuer’s Regulation A Offering (subject, in the case of Treasure Investments, to a Regulation A offer price cap of $0.60 for half of the warrant value and $1.20 for half of the warrant value), or an equivalent net value in either stock from an alternate equity financing or cash. The warrants would be exercisable from the date of an initial sale of securities under Regulation A or other equity financing or liquidity event. The warrants have or are expected to have a vesting schedule based on the production and airing schedule of the show, with 40% vesting immediately, 30% vesting on the date that we commence production of the series with the relevant issuer and 30% vesting upon airing of the first episode featuring the relevant issuer.

The compensation paid to us by featured issuers, whether in cash or in warrants (once vested), will not be refundable if the issuer’s offering is unsuccessful. In determining the amount of equity underlying the warrants of each issuer, the company will ensure that it will not acquire a controlling interest in any of the issuers upon exercise thereof. Furthermore, it will determine the amount of any equity underlying such warrants to ensure that its ownership in any featured issuer will represent significantly less than 10% of an issuer’s outstanding capital. We will not acquire equity in any amount that would grant us any level of “control” over the operations of an issuer.

Cash fees of $1,000,000 from our first four featured issuers plus existing cash on hand, primarily from our prior offerings, have funded pre-season and in-season promotion and production of Season 1. We need a minimum of $1,000,000 to fully fund Season 2 of the show, together with cash payments from issuers featured on that season. If we fail to raise a sufficient amount in this offering to fund Season 2, we would need to secure additional financing. As discussed in “Risk Factors” above, the COVID-19 pandemic and resulting additional health and safety measures required for filming may increase our expected costs of production going forward.

We also expect to receive referral fees from Issuance equal to $13.00 per investor that seeks to subscribe in an offering through an issuer’s subscription platform provided by Issuance (regardless of whether an investment is ultimately made). CAA is representing INE Entertainment and us attempting to secure one or more corporate sponsors for the show Going Public, which would bring in incremental revenue. The amount of any incremental revenue from these sources is uncertain at this point and therefore has not been factored into this discussion. We began receiving fees from issuers in 2021 (recorded as deferred revenue on our balance sheet) and began accruing for referral fees from Issuance in 2022.

We have taken a coordinated and strategic approach to promotion and marketing. We expect third party distribution and promotion costs will consist of the milestone payments totaling an estimated $450,000. If we raise $5,500,000 or more in this offering, we intend to enhance our marking and promotional campaigns for Going Public in the following areas: digital marketing, content marketing, email marketing, and paid media marketing.

An estimated $1,760,000 would be payable to INE Entertainment for the production of Season 2 of Going Public.

Finally, we have taken a strategic approach to our business, referring clients to Issuance to provide a subscription engine that integrates with other professional service providers that have existing API’s (i.e., escrow and transfer agent) allows us to minimize our capital outlay. We have filed a new member application with FINRA to apply for our subsidiary, Crush Securities LLC, to become a broker-dealer. Luxor Financial Group is assisting us with these efforts and we estimate this process may cost up to $500,000, including initial net capital and legal and compliance fees. We will continue to review options to internalize the related technology infrastructure.

Provided we raise the maximum amount in this offering, we intend to fund significant promotion and marketing for Going Public, build and/or acquire some or all necessary core technology and service provider components to ultimately reduce costs and overall reliance on third parties, secure an A-List celebrity as a spokesperson for Going Public and contract with A-List influencers to promote the show and its episodes; hire the team to facilitate our operations in finance, technology, engineering, compliance, security, business development and sales and marketing.

We estimate that net proceeds from the maximum offering amount would fund our operations for a period of at least two years, assuming no incremental revenue above the upfront cash fees paid by our existing featured issuers. With our contemplated cost structure, operating plan and revenue model, we estimate reaching breakeven by the end of 2023.

Please see “Use of Proceeds” for a breakdown of specific amounts that we currently estimate spending at 25%, 50% 75% and 100% of the maximum offering amount.

Trend Information

In March 2020, large segments of the U.S. and global economies were impacted by COVID-19 and a significant portion of the U.S. population became subject to “stay at home” or similar social distancing requirements, which had a significant impact on the film industry. Enhanced health and safety measures are in effect in Los Angeles and may be in effect in other areas where we film the show, which may cause our production costs to be higher than they would have been otherwise. While we have complied, and believe we will continue to be able to comply, with any required health and safety measures during the production of the show, we may experience reluctance on the part of issuers and others to participate in filming and other activities while COVID-19 remains a risk.

We have negotiated terms covering most of the key components of our cost structure for Season 1 of Going Public but we would anticipate those cost to increase over time. We also expect to record significantly higher operating costs, including payroll and other administrative expenses, starting when we begin production and increasing thereafter to support our operations and the administration of our website and, once we register a subsidiary as a broker-dealer, the subscription platform.

See the section entitled, “Implications of Being an Emerging Growth Company” at the beginning of this Offering Circular for a discussion of the modified reporting requirements for “emerging growth” companies that we may take advantage of should be become a public reporting company.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below:

Name	Position	Age	Date Appointed to Current Position	Approximate Hours Per Week (if part-time) / full-time
Executive Officers
Darren Marble	Founder and Co-Chief Executive Officer	41	June 2017	full-time
Todd M. Goldberg	Founder and Co-Chief Executive Officer	44	June 2017	full-time
Vincent DiDonato	Chief Technology Officer	44	May 2022	full-time
Directors (1)
Darren Marble	Director	41	June 2017
Todd M. Goldberg	Director	44	June 2017

(1)	Although we currently have 2 directors, our Voting Agreement contemplates the election of a third director to be agreed between, and designated by, Darren Marble and Todd Goldberg. We have no current plans to add a third director at this time.

Darren Marble – Founder, Co-Chief Executive Officer and Director

Darren Marble is a serial entrepreneur. In 2018, Darren co-founded Issuance, a leading provider of software as a service (“SaaS”) solutions for Regulation A issuers. Beginning in 2015, Darren was the Founder and Chief Executive Officer of CrowdfundX, a financial marketing firm focused on direct-to-investor retail marketing in connection with Regulation A offerings. CrowdfundX was acquired by Issuance in 2019 and Darren remains the CEO at Issuance. Darren co-founded the Crowd Invest Summit and is a contributor to Business Insider, Inc. and CryptoSlate. His insights have been featured in the Wall Street Journal, the New York Times, Forbes and the Los Angeles Business Journal. Darren attended the University of California, Los Angeles from 1998 to 2002 with a focus on Psychology.

Todd Goldberg – Founder, Co-Chief Executive Officer and Director

Todd M. Goldberg first became involved with start-ups in the medical device industry when he joined Advanced Bionics, (an Alfred Mann company) as a Territory Manager roughly 17 years ago. Advanced Bionics was acquired by Boston Scientific and a new division at Boston Scientific was created named Neuromodulation. In 2008, he joined Neuronetics, Inc., another medical device start-up where he was Director of Sales and spearheaded the sales effort for the first ever medical device approved to treat Depression - The NeuroStar TMS Therapy System. Amongst the first employees hired to lead the commercial team for the product, Todd built the go-to-market strategy, marketing plan, commercial execution plan, and ultimately the “Practice Success Plan”, which is still in effect today. Todd accompanied CEO/CFO of Neuronetics on several roadshow presentations as the company raised several rounds of private venture capital, and completed a Nasdaq-listed IPO in 2018. In 2016, Todd joined Surgical Theater, a virtual / augmented reality medical technology start-up, as Senior Vice President of Sales & Marketing, where Todd was instrumental in building the commercial execution, expansion, clinical, and marketing blueprint and accompanied the company’s founders in several private venture capital pitches, ultimately securing several rounds of funding to facilitate significant growth over 4 years. Todd received a BA in Communications from San Diego State University with Emphasis in Advertising.

Vincent DiDonato – Chief Technology Officer

Vincent DiDonato brings more than 20 years of technology & web application development experience with a focus on SaaS-based B2C and B2B platforms. Prior to joining our company and since 2019, Mr. DiDonato was the Chief Technology Officer of RSE Archive, LLC, or Rally Rd, an alternative investment platform fractionalizing ownership in collectibles. Prior to that, he was VP of Engineering at Splash, where he helped build and lead a global engineering team.

Prior to Splash, Vincent spent over five years working as SiteCompli's VP of Technology & Engineering where he oversaw the direction and execution of SiteCompli's technology strategy as well as managed onshore and offshore software engineering operations.

Vincent's previous roles include director and engineering capacities with American Express and NYC & Company, where he led, architected and implemented multi-million-dollar product and platform launches.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2021, we compensated our executive officers as follows. Neither person received additional compensation for their service as directors.

Name	Capacities in which compensation was received	Cash compensation ($)(1)	Other compensation ($)	Total compensation ($)
Darren Marble	Co-Chief Executive Officer	$240,000	$150,000	$390,000
Todd M. Goldberg	Co-Chief Executive Officer	$240,000	$90,000	$330,000

(1)	As of December 31, 2021, we had accrued an additional $526,000 in bonus compensation due to each of the above executive officers, which may be paid in cash, shares of Common Stock or option therefor. In March 2022, the two co-Chief Executive Officers elected to receive a combined total of $250,000 in cash and 439,160 options to purchase Non-voting Common Stock at an exercise price of $0.715 per share.

In December 2020, we entered into employment agreements with each of our Co-Chief Executive Officers, which are filed as exhibits to the Offering Statement of which this Offering Circular forms a part.

The key terms of these agreements are identical for both of our Co-Chief Executive Officers and contain the following terms:

●	An annual base salary of at least $240,000.
●	A term of three years.
●	Eligibility to participate in the company’s 2020 Bonus Plan, which provides for the payment of a target award upon achieving certain performance goals, as determined by a committee of the Board consisting of not less than two directors. Specific target awards and performance goals are expected to consist of quarterly performance incentives with a tiered structure – each executive would receive 15% or 30% of his annual base salary (60% or 120% on an annualized basis) for the fourth quarter of 2020, and 80% or 180% of his annual base salary for the 18-month period ending June 2021 if he meets or exceeds, respectively, certain performance goals. For the fourth quarter of 2020, both Co-CEOs met the requirements for the higher bonus level, payable during 2021 in cash or shares of Common Stock.
●	A one-time discretionary bonus of $252,000 relating to the period from October 1, 2019 to September 30, 2020, payable no later than March 15, 2022, in either cash or equity-based securities.
●	An amount of compensation upon a termination without cause or resignation for good reason equal to three times his annual base salary, or four times his annual base salary if such termination without cause or resignation for good reason follows a change of control.

In May 2022, we signed an offer letter for the employment of Vincent DiDonato as our Chief Technology Officer. It provides for a base salary of $275,000, eligibility to participate in our Bonus Plan discussed above, and a grant of stock options exercisable for 1,723,968 shares of our Non-Voting Common Stock. The offer letter also provides for an amount of compensation upon a termination without cause or resignation for good reason, in each case following a change of control, equal to two months of the then annual base salary plus one additional month for each whole year of employment, capped at six months of the then annual base salary.

Each Co-CEO will receive certain perquisites, or “perks,” including a monthly auto lease allowance of $1,500. We may also provide our Co-CEOs with an executive gym membership and membership in a number of social or golf clubs. Each executive will also be entitled to typical employee benefits, including vacation, holidays, sick days, life insurance, and medical and dental insurance. They will also be eligible to participate in any retirement plans that we may establish, including a non-qualified deferred compensation plan, a supplemental employee retirement plan or a 401(k) retirement plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of May 31, 2022, the voting securities of the company that are owned by our executive officers and directors and holders of more than 10% of any class of the company’s voting securities.

The company’s voting securities consist of its outstanding Voting Common Stock. Our Co-CEOs have each submitted a notice to us to convert 1,746,725 shares of Voting Common Stock into the same number of shares of Non-Voting Common Stock that are being offered in this offering, with the conversion occurring immediately prior to the qualification of the Offering Statement of which this Offering Circular is a part.  Share amounts below give effect to this conversion.

Name and address of beneficial owner (1)	Title of class*	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Officers and Directors
Darren Marble	Voting Common Stock	22,235,145	534,265	49.5%
Todd Goldberg	Voting Common Stock	23,213,997	464,335	51.6%
All current executive officers and directors as a group (3 people)	Voting Common Stock	45,449,142	998,600	100%

(1)	The address for each executive officer and director is Attn: Darren Marble, Spring Place, 9800 Wilshire Blvd., Beverly Hills, CA 90212.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On January 1, 2020, the company entered into a master services agreement with Issuance, a company founded and controlled by Darren Marble, our Co-Chief Executive Officer, to provide consulting services to assist the company and its principals to navigate the Regulation A+ market, including regulation and the qualification process, compliance matters related to marketing and advertising, distribution options for Going Public, providing industry metrics, making strategic introductions to industry service providers and development of an investor base. Fees payable by the company under this agreement were $25,000.

In addition, pursuant to a referral agreement, Issuance has agreed to provide technology, marketing and related administrative services to each of the featured issuers on Going Public during Season 1 to assist such issuers in launching their strategic campaigns and generating interest for and raising capital in their offerings and to provide access to the issuers’ subscription portals, for an aggregate fee of no more than $100,000. Also pursuant to the referral agreement, Issuance is also providing issuers with access to and use of its securities offering subscription platform and proprietary tools and technology, negotiated third-party integrations, certain back-end tools, and other technology and operational processes for conducting, managing and/or enabling technology-driven capital raises of securities, and for maintaining and managing investor data, reporting and communications. Under this agreement, Issuance will receive a separate technology fee from potential investors equal to $15.95 per investor that seeks to subscribe in an offering (regardless of whether an investment is ultimately made) and will pay us a referral fee of $13.00 per such investor.

Issuance has also agreed to host this offering of our securities by us on its online platform for an upfront fee of $15,000 and a $25 fee per subscription sought to be processed (regardless of whether an investment is ultimately made). See “Plan of Distribution.”

In addition, we have entered in a Voting Agreement with our Co-Chief Executive Officers and a First Refusal and Co-Sale Agreement, to which our Co-Chief Executive Officers are parties, both of which are described under “Securities Being Offered.”

SECURITIES BEING OFFERED

The company and the selling stockholders are offering up to 17,480,000 shares of Non-Voting Common Stock, of which 13,986,550 shares are being offered by us and 3,493,450 shares are being offered by the selling stockholders.

Capital Stock

General

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), our bylaws, the Investors’ Rights Agreement, the First Refusal and Co-Sale Agreement, the Voting Rights Agreement and the Series A-1 Registration Rights Agreement. Copies of each of these documents have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to these documents and to the applicable provisions of Delaware law.

The authorized capital stock of the company consists of two classes of Common Stock designated, respectively, Voting Common Stock, par value $0.0001 per share, Non-Voting Common Stock, par value $0.0001 per share, and Preferred Stock, par value $0.0001 per share, of which there are two Series, Series A Preferred Stock and Series A-1 Preferred Stock.

Our Co-CEOs have each submitted a notice to us to convert 1,746,725 shares of Voting Common Stock into the same number of shares of Non-Voting Common Stock that are being offered in this offering, with the conversion occurring immediately prior to the qualification of the Offering Statement of which this Offering Circular is a part.  Giving effect to this conversion, as of May 31, 2021, the authorized and outstanding shares included:

Class	Authorized	Issued and Outstanding
Voting Common Stock (1)	80,000,000	45,449,142
Non-Voting Common Stock (1)	80,000,000	8,556,928
Series A Preferred Stock	21,000,000	17, 818,170
Series A-1 Preferred Stock	7,303,000	7,303,000

(1)

We have reserved 20,000,000 shares of Non-Voting Common Stock and 10,000,000 shares of Voting Common Stock under our 2020 Omnibus Equity Incentive Compensation Plan, of which options for 104,895 shares of Non-Voting Common Stock and 998,600 shares of Voting Common Stock are outstanding and options for an additional 1,723,968 shares of our Non-Voting Common Stock will be issued to our CTO.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

Common Stock

The rights and privileges of the Voting and Non-Voting Common Stock are identical except as noted.

Voting Rights

Except as otherwise required by law:

●	each share of Voting Common Stock shall be entitled to one vote for the election of directors and on all matters submitted to a vote of shareholders of the company and
●	shares of Non-Voting Common Stock shall be non-voting and shall not be entitled to vote on any matters submitted to a vote of shareholders of the company.

Notwithstanding the foregoing, the approval of a majority of the outstanding shares of Non-Voting Common Stock is required to amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) the Certificate of Incorporation or bylaws if such action would adversely affect (disproportionately relative to the Voting Common Stock) the preferences, rights or powers of the Non-Voting Common Stock. Under the Delaware General Corporation Law, holders of Non-Voting Common Stock are entitled to vote on a limited number of other corporate actions, including:

●	an amendment to the Certificate of Incorporation that would increase or decrease the par value of the Non-Voting Common Stock or alter or change the powers, preferences, or special rights of the Non-Voting Common Stock so as to affect them adversely,
●	conversion of the company to a limited liability company, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business including a general or limited partnership or a corporation domiciled in another state and
●	a transfer to or domestication in any non-U.S. jurisdiction, either ceasing or continuing to exist as a Delaware corporation.

Holders of Voting Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the Delaware General Corporation Law.

Conversion of Voting Common Stock

The shares of Voting Common Stock are convertible into shares of Non-Voting Common Stock on a one-to-one basis at any time and from time to time at the option of the holder.

Subdivisions or Combinations

If the company in any manner subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) or combines (by any reverse stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of one class of Common Stock, then the outstanding shares of the other class of Common Stock will be subdivided or combined in the same proportion and manner.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds, subject to the rights of the Series A Preferred Stock, as described below.

The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of Non-Voting Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders on a pari passu basis with the Voting Common Stock and after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of all shares of the outstanding Preferred Stock.

Blank Check Preferred Stock

The company’s Board of Directors is expressly authorized to establish, out of up to 1,697,000 shares of undesignated Preferred Stock, one or more series of Preferred Stock, without the consent or vote of the company’s stockholders, and to fix the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

Preferred Stock

Voting Rights

Except as otherwise required by law or as provided in the Certificate of Incorporations, shares of Preferred Stock are non-voting and are not entitled to vote on any matters submitted to a vote of shareholders of the company.

Protective Provisions

For so long as any shares of Series A Preferred Stock are outstanding, the approval of holders of the majority of the outstanding shares of Series A Preferred Stock is required to do any of the following:

●	Amend, alter, or repeal (by merger, consolidation, combination, reclassification or otherwise) the Certificate of Incorporation or bylaws so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock;
●	Reduce the authorized number of Series A Preferred Shares;
●	Purchase or redeem any shares of the company’s capital stock until such time as each outstanding share of Series A Preferred Stock has been paid cumulative dividends equal to its Preferred Return (as defined below), other than capital stock repurchased from former employees, directors, consultants, or the like in connection with the cessation of their employment or services.

Dividends

The company will only declare, pay, or set aside any dividends if fifty percent (50%) of such dividends are paid to the holders of Series A Preferred Stock then outstanding, on a pro rata basis, until the company has paid cumulative dividends with respect to each share of Series A Preferred Stock equal to the Preferred Return. The remaining fifty percent (50%) of such dividends shall be declared and paid pro rata to the holders of Common Stock. After each outstanding share of Series A Preferred Stock has been paid cumulative dividends equal to its Preferred Return, all dividends will be declared and paid pro rata on the Common Stock and the Preferred Stock on a pari passu basis and as converted basis.

“Preferred Return” means an amount equal to the Series A Original Issue Price, plus two percent (2%) per annum of the unreturned portion of the Series A Original Issue Price outstanding, calculated daily from the date each share of Series A Preferred Stock was issued (or if a share was issued upon the conversion of the company from its predecessor entity, then the issue date of the original security) until payment of the Preferred Return. Dividends shall be applied first to the 2% per annum and thereafter to the return of the Series A Original Issue Price.

The “Series A Original Issue Price” means $0.18296 per share of Series A Preferred Stock, subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of the Series A Preferred Stock.

The “Series A-1 Original Issue Price” shall mean $0.4108 per share of Series A Preferred Stock, subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of the Series A-1 Preferred Stock.

Distributions on Liquidation, Dissolution, Winding-up or other Deemed Liquidations

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, or a Deemed Liquidation Event (as defined below) the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid, in preference to holders of Common Stock and Series A-1 Preferred Stock, an amount per share equal to the greater of (i) the Preferred Return per share of Series A Preferred Stock, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Non-Voting Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, or a Deemed Liquidation Event (as defined below), after payment to the holders of Series A Preferred Stock, the holders of shares of Series A-1 Preferred Stock then outstanding will be entitled to be paid, in preference to holders of Common Stock, an amount per share equal to the greater of (i) the Series A-1 Original Issue Price less all dividends previously received with respect to such share, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Non-Voting Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

A “Deemed Liquidation Event” means the following, unless the holders of a majority of the outstanding shares of Series A Preferred Stock elect otherwise:

●	a merger or consolidation in which (i) the company is a constituent party or (ii) a subsidiary of the company is a constituent party and the company issues shares of its capital stock pursuant to such merger or consolidation, other than a merger or consolidation involving the company or a subsidiary in which the shares of capital stock of the company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the voting power of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation, the parent corporation of such surviving or resulting corporation; or
●	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the company or any subsidiary of the company of all or substantially all of its business or assets taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the company if substantially all of the business or assets of the company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except in either case where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the company.

In the event of any voluntary or involuntary liquidation, dissolution, winding up or Deemed Liquidation Event of the company, after the payment in full of all amounts required to be paid to the holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock, the remaining assets of the company or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series A Preferred Stock or the remaining available proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock on a pro rata basis.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, into such number of fully paid and non-assessable shares of Non-Voting Common Stock at the then effective conversion rate, which is currently 1:1. The conversion rate is subject to adjustment for events such as stock splits or combinations, certain distributions of shares of Common Stock or other securities of the company or certain reorganizations, recapitalizations, reclassifications, consolidations or mergers, in each case as described in the Certificate of Incorporation.

All outstanding shares of Preferred Stock shall automatically be converted into shares of Non-Voting Common Stock, at the then-effective conversion rate, upon either:

●	the closing of the sale of shares of Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50,000,000 of net proceeds to the company at a price per share of not less than three times the then-effective Series A conversion price (currently $0.18296), or
●	as specified by vote or written consent of the holders of a majority of the shares of Series A Preferred Stock.

Registration Rights

We have granted to the holders of our Series A Preferred Stock certain registration rights pursuant to the Investors’ Rights Agreement. We have agreed to file a registration statement on Form S-1 under the Securities Act if, at any time after May 4, 2025, we are requested to do so by the holders of 50% of the shares of Common Stock underlying our Series A Preferred Stock, plus any shares of Common Stock held by them or issuable upon exercise or conversion of securities held by them (collectively “Series A Registerable Securities”), covering at least 40% of the Series A Registrable Securities then outstanding. We have also agreed to file a registration statement on Form S-3 under the Securities Act covering Series A Registrable Securities if we are eligible to use a Form S-3 registration statement and if requested to do so by the holders of 30% of Series A Registrable Securities for an offering of Series A Registrable Securities with an anticipated aggregate offering price, net of selling expenses, of at least $5 million. We have a right to defer our obligations to file a registration statement on Form S-1 or Form S-3 for up to 120 days for certain reasons if, in the good faith judgment of our Board of Directors, it would be materially detrimental to us and our stockholders for such registration statement to either become effective or remain effective. Finally, if we propose to register any of our Common Stock under the Securities Act in connection with the public offering of such securities solely for cash, with certain exceptions, we will include all of the Series A Registrable Securities that any holder thereof requests to be included.

These Series A registration rights terminate upon the earliest to occur of: (a) the closing of a Deemed Liquidation Event, (b) such time after termination of this offering as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of Series A Registrable Securities without limitation during a three-month period without registration; or (c) the fifth anniversary of the qualification of the Offering Statement related to this offering.

We have also granted to holders of our Series A-1 Preferred Stock who purchased shares in our Regulation D offering certain registration rights under the Series A-1 Registration Rights Agreement. We have agreed to file a registration statement on Form S-1 under the Securities Act if, at any time after June 14, 2026, we are requested to do so by the holders of 50% of the Series A Registrable Securities and the shares of Common Stock underlying our Series A-1 Preferred Stock, plus any shares of Common Stock held by them or issuable upon exercise or conversion of securities held by them (collectively “Series A-1 Registerable Securities” and, together with the Series A Registrable Securities, the “Registrable Securities”), covering at least 40% of the Registrable Securities then outstanding. We have also agreed to file a registration statement on Form S-3 under the Securities Act covering Registrable Securities if we are eligible to use a Form S-3 registration statement and if requested to do so by the holders of 30% of Registrable Securities for an offering of Registrable Securities with an anticipated aggregate offering price, net of selling expenses, of at least $5 million. We have a right to defer our obligations to file a registration statement on Form S-1 or Form S-3 for up to 120 days for certain reasons if, in the good faith judgment of our Board of Directors, it would be materially detrimental to us and our stockholders for such registration statement to either become effective or remain effective. Finally, if we propose to register any of our Common Stock under the Securities Act in connection with the public offering of such securities solely for cash, with certain exceptions, we will include all of the Series A-1 Registrable Securities that any holder thereof requests to be included.

These Series A-1 registration rights terminate upon the earliest to occur of: (a) the closing of a Deemed Liquidation Event, (b) such time after termination of this offering as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of Registrable Securities held by the holders of our Series A and Series A-1 Preferred Stock without limitation during a three-month period without registration; or (c) the fifth anniversary of the qualification of the Offering Statement related to this offering.

First Refusal and Co-Sale Agreement

The following provisions of First Refusal and Co-Sale Agreement apply only to our Co-Chief Executive Officers, as holders of our Voting Common Stock, and holders of our Series A Preferred Stock as well as any persons acquiring shares from such holders.

If at any time a holder of our Voting Common Stock, or any transferee that holds 3% or more of our outstanding equity securities (a “Major Holder”), proposes to transfer equity securities, other than Preferred Stock, the company will have an option for a period of twenty (20) business days from notice thereof to elect to purchase, in whole or in part, the offered shares at the same price and subject to the same material terms and conditions. If the company fails to purchase any or all of the offered shares, each stockholder that is a party to the First Refusal and Co-Sale Agreement may elect to purchase its respective pro rata share of the remaining offered shares at the same price and subject to the same material terms and conditions. In the event any holder elects not to purchase its pro rata share of the remaining offered shares, the other holders that elected to purchase all of their respective pro rata portions of such remaining offered shares will have the right to acquire those remaining shares on a pro rate basis.

To the extent that all of the offered shares are not purchased by the company or the other holders party to the First Refusal and Co-Sale Agreement, all such holders may elect to participate in the sale of shares on a pro rata basis and at the same price and subject to the same material terms and conditions.

The above first refusal and co-sale rights are subject to a number of exceptions, including any sale of equity securities to the public under the Securities Act.

Voting Rights Agreement

We have entered into a Voting Rights Agreement with our Co-Chief Executive Officers under which they (or any transferee or assignee) will vote their shares:

●	to maintain the number of directors at 3 or such other number as agreed,
●	to elect one director nominated by each of our Co-Chief Executive Officers and a third director selected by them, with alternate provisions if they fail to agree,
●	to increase the number of authorized shares of Common Stock as needed for for conversion of all of the shares of Preferred Stock outstanding at any given time and for the exercise of all warrants, options, and similar securities outstanding at any given time, and
●	for any other matter submitted to a vote of the stockholders, as they mutually agree, with alternate provisions if they fail to agree.

No director appointed as above may be removed without the consent of the person(s) nominating such director. The Voting Rights Agreement terminates upon the earlier of: (a) the closing of the sale of our Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50,000,000 of net proceeds to the company at a price per share of not less than three times the then effective conversion price of the Series A Preferred Stock, or (b) the consummation of a Deemed Liquidation Event.

PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

We and the selling stockholders are offering up to 17,480,000 shares of Non-Voting Common Stock on a “best efforts” basis at a price of $1.145 per share. 13,986,550 of the shares are being offered by us, and 3,493,450 of the shares are being offered by the selling stockholders. The minimum investment is $1,145, or 1,000 shares.

We plan to market the securities in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online subscription platform.

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on our company website www.crushcapital.com/invest, as well as on our website, goingpublic.com. Prospective investors may subscribe for our shares in this offering only through the Crush Capital website.

The offering will terminate at the earlier of the date at which the maximum offering amount has been sold and the date at which the offering is earlier terminated by the company, in its sole discretion. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us.

The company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative, technology, and compliance related services in connection with this offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept an investor as a customer.
●	Review each investor’s subscription agreement to confirm such investors participation in the offering, and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation.
●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;
●	Not provide any investment advice nor any investment recommendations to any investor;
●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks); and
●	Coordinate with third-party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore a $5,000 advance fee plus a $3,500 FINRA corporate filing fee. The advance fee will cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore, such as preparing the FINRA filing, working with our SEC counsel in providing information to the extent necessary, coordination with any third-party vendors involved in this offering and any other services necessary and required. Dalmore will refund to us any portion of the advance fee related that is not used. The company has also agreed to pay Dalmore a one time consulting fee of $20,000 to provide ongoing general consulting services relating to the offering such as coordination with third-party vendors and general guidance with respect to the offering. The consulting fee is due and payable within 30 days after the offering is qualified by the Commission. In addition, the company and the selling stockholders will pay commissions to Dalmore equal to 1% of the amount raised in the offering to support the offering once the SEC has qualified the Offering Statement and the offering commences. The company estimates that total fees due to pay Dalmore would be $225,146 for a fully-subscribed offering plus the FINRA corporate filing fee. These assumptions were used in estimating the expenses of this offering.

Selling Stockholders

Each of Mr. Marble and Mr. Goldberg have each submitted a notice to us to convert 1,746,725 shares of Voting Common Stock into the same number of shares of Non-Voting Common Stock that are being offered in this offering, with the conversion occurring immediately prior to the qualification of the Offering Statement of which this Offering Circular is a part.  Each of Mr. Marble and Mr. Goldberg, the selling stockholders, will sell up to a maximum of 1,746,725 shares of Non-Voting Common Stock, representing 40.7% of our outstanding shares of Non-Voting Common Stock, after giving effect to this share conversion.

The following table, which reflects the effect of the share conversion, sets forth the name of each selling stockholder, the number of shares of Non-Voting Common Stock beneficially owned by him prior to this offering, the number of shares of Non-Voting Common Stock being offered by him in this offering and the number of shares and percentage of outstanding shares of Non-Voting Common Stock to be beneficially owned by him after this offering, assuming that the maximum offering amount is raised.

Selling Stockholders	Amount Owned Prior to the Offering	Amount Offered by Selling Shareholder	Amount (and Percentage) Owned after the Offering
Darren Marble	1,746,725	1,746,725	0 (0%)
Todd Goldberg	1,746,725	1,746,725	0 (0%)

At each closing, 70% of the shares sold to investors will be comprised of shares sold by us and 30% of such shares will be comprised of shares sold by the selling stockholders, until all of the shares offered by the selling stockholder have been sold. The company and the selling stockholders will each pay their respective commissions related the securities being sold by them and have agreed with us to apportion the remaining expenses of the offering on the basis of the respective number of shares of Non-Voting Common Stock to be sold by each of us and the selling stockholders in this offering.

Transfer Agent

We have engaged Computershare to act as our Transfer Agent for the company’s securities.

Our Website

We will be hosting the offering on our own website, www.crushcapital.com/invest. Issuance, a company founded and controlled by Darren Marble, our Co-Chief Executive Officer, and has agreed to provide its offering subscription platform, Issuance Portal, to process investments from retail investors for an upfront fee of $15,000 and a $25 fee per subscription processed, regardless of whether an investment is ultimately accepted by us. Issuance will design the Crush Capital offering site homepage, FAQ, investor tutorial, privacy policy, and terms of use. Issuance will then integrate its subscription platform into our site. Issuance Portal offers account creation, log in, password recovery, investor registration, payment, agreement signature, confirmation and investor dashboard functionality. The terms of our arrangement are set forth in, and qualified by reference to, the Master Services Agreement and Statement of Work filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

Process of Subscribing

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase the shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). At each closing, 70% of the shares sold to investors will be comprised of shares sold by us and 30% of such shares will be comprised of shares sold by the selling stockholders, until all of the shares offered by the selling stockholder have been sold.

Investors may subscribe by tendering funds by check, wire transfer, credit or debit card or ACH transfer to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. Upon closing, funds tendered by investors will be made available to the company for its use.

The minimum investment in this offering is $1,145, or 1,000 shares.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of his or her net worth (excluding the investor’s principal residence).

Escrow Agent

The company has entered into an Escrow Services Agreement with Prime Trust, LLC (the “Escrow Agent”). Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by check, wire transfer, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

For its services, Escrow Agent will receive fees of approximately $600,000, assuming the maximum amount of $20,014,600 is raised in this offering. The Escrow Agent has not investigated the desirability or advisability of an investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

Crush Capital Inc.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

Crush Capital, Inc.

Opinion

We have audited the accompanying consolidated financial statements of Crush Capital, Inc. and subsidiary (a Delaware corporation, collectively the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, members’ and stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Restatement

As discussed in Note 1 to the consolidated financial statements, the 2021 consolidated statement of cash flows has been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses, has negative cash flows from operations, and requires substantial capital produce and distribute its content, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ dbbmckennon

Newport Beach, California

June 10, 2022, except for the effects of the restatement discussed in Note 1 as to which the date is July 11, 2022

Crush Capital, Inc.

Consolidated Balance Sheets

As of December 31, 2021 and 2020

	December 31,	December 31,
	2021	2020

Assets

Current assets
Cash and cash equivalents	$2,131,969	$1,466,776
Film costs	2,047,867	-
Prepaid expenses	-	5,000
Total current assets	4,179,836	1,471,776

Deferred offering costs	214,055	87,228
Equity in participants	1,272,575	-
Intangible asset	37,695	37,695

Total assets	$5,704,161	$1,596,699

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$469,615	$20,974
Deferred revenue	2,302,575	-
Accrued compensation to related parties	1,052,000	648,000
Total current liabilities	3,824,190	668,974

Total liabilities	3,824,190	668,974

Stockholders’ Equity
Series A Preferred Stock, par value $0.0001, 21,000,000 shares authorized, 17,818,170 and 14,046,850 shares issued and outstanding at December 31, 2021 and 2020, respectively; liquidation preference of $3,340,326 and $2,585,794 at December 31, 2021 and 2020, respectively.	1,782	1,405
Series A-1 Preferred Stock, par value $0.0001, 7,303,000 shares authorized, 7,303,000 and zero shares issued and outstanding at December 31, 2021 and 2020, respectively; liquidation preference of $3,000,072 and zero at December 31, 2021 and 2020, respectively.	730	-
Voting Common Stock, par value $0.0001, 80,000,000 shares authorized, 48,942,592 shares issued and outstanding at December 31, 2021 and 2020, respectively.	4,894	4,894
Non-voting Common Stock, par value $0.0001, 80,000,000 shares authorized, 4,808,856 and 803,292 shares issued and outstanding at December 31, 2021 and 2020, respectively.	481	80
Additional paid-in capital	8,104,179	2,711,817
Accumulated deficit	(6,232,095)	(1,790,471)
Total stockholders’ equity	1,879,971	927,725
Total liabilities and stockholders’ equity	$5,704,161	$1,596,699

See Accompanying Notes to the Consolidated Financial Statements

Crush Capital, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2021 and 2020

	For the Years Ended
	2021	2020

Revenues	$-	$-

Operating expenses
General and administrative	3,025,254	1,528,669
Sales and marketing	1,416,370	90,053
Total operating expenses	4,441,624	1,618,722

Operating loss	(4,441,624)	(1,618,722)

Net loss	$(4,441,624)	$(1,618,722)

Weighted average shares - basic and diluted	50,022,293	49,589,483
Weighted average loss per share - basic and diluted	$(0.09)	$(0.03)

See Accompanying Notes to the Consolidated Financial Statements

Crush Capital, Inc.

Consolidated Statements of Members’ and Stockholders’ Equity

For the Years Ended December 31, 2021 and 2020

	Stockholders’ Equity								Members’ Equity
	Series A Preferred Stock		Series A-1 Preferred Stock		Voting Common Stock		Non-Voting Common Stock		Preferred Units		Class A Common Units		Class B Common Units		Additional Paid-in	Accumulated	Total Stockholder
	Units	Amount	Units	Amount	Units	Amount	Shares	Amount	Units	Amount	Units	Amount	Shares	Amount	Capital	Deficit	Equity
December 31, 2019	-	$-	-	$-	-	$-	-	$-	100,000	$100,000	8,954,333	$35,821	95,667	$72,833	$-	$(171,749)	$36,905
Sale of Preferred Units	-	-	-	-	-	-	-	-	375,000	375,000	-	-	-	-	-	-	375,000
Issuance of Class B Common Units for services	-	-	-	-	-	-	-	-	-	-	-	-	25,000	25,000	-	-	25,000
Conversion of LLC to Corporation	2,596,254	260	-	-	48,942,592	4,894	659,542	66	(475,000)	(475,000)	(8,954,333)	(35,821)	(120,667)	(97,833)	603,434	-	-
Sale of Series A Preferred Stock	11,450,596	1,145	-	-	-	-	-	-	-	-	-	-	-	-	2,082,097	-	2,083,242
Issuance of Non-Voting Common Stock for services	-	-	-	-	-	-	143,750	14	-	-	-	-	-	-	26,286	-	26,300
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,618,722)	(1,618,722)
December 31, 2020	14,046,850	$1,405	-	$-	48,942,592	$4,894	803,292	$80	-	-	-	-	-	-	$2,711,817	$(1,790,471)	$927,725
Issuance of Series A Preferred Stock	3,771,320	377	-	-	-	-	-	-	-	-	-	-	-	-	689,624	-	690,001
Issuance of Series A-1 Preferred Stock	-	-	7,303,000	730	-	-	-	-	-	-	-	-	-	-	2,999,342	-	3,000,072
Issuance of Non-Voting Common Stock	-	-	-	-	-	-	1,272,726	127	-	-	-	-	-	-	909,872	-	909,999
Exercise of Warrants into Non-Voting Common Stock	-	-	-	-	-	-	2,732,838	274	-	-	-	-	-	-	499,726	-	500,000
Stock compensation for Options and Warrants	-	-	-	-	-	-	-	-	-	-	-	-	-	-	293,798	-	293,798
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(4,441,624)	(4,441,624)
December 31, 2021	17,818,170	$1,782	7,303,000	$730	48,942,592	$4,894	4,808,856	$481	-	$-	-	$-	-	$-	$8,104,179	$(6,232,095)	$1,879,971

See Accompanying Notes to the Consolidated Financial Statements

Crush Capital, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	For the Years Ended December 31,
	2021	2020
	(As Restated)
Cash Flows from Operating Activities
Net loss	$(4,441,624)	$(1,618,722)
Adjustments to reconcile the net loss to net cash from operating activities
Equity received from participants	(1,272,575)	-
Equity-based compensation	293,798	51,300
Changes in operating accounts
Film costs	(2,047,867)	-
Prepaid expenses	5,000	20,000
Accounts payable and accrued liabilities	448,641	20,950
Deferred revenue	2,302,575	-
Accrued compensation to related parties	404,000	648,000
Net cash used in operating activities	(4,308,052)	(878,472)

Cash flows from investing activities
Purchase of domain name	-	(37,695)
Net cash used in investing activities	-	(37,695)

Cash flows from financing activities
Sale of Preferred Units	-	375,000
Sale of Series A Preferred stock	690,001	2,083,242
Sale of Series A-1 Preferred stock	3,000,072	-
Deferred offering costs	(126,827)	(87,228)
Sale of Non-Voting Common Stock	909,999	-
Exercise of warrants into Non-Voting Common Stock	500,000	-
Net cash provided by financing activities	4,973,245	2,371,014

Net increase in cash and cash equivalents	665,193	1,454,847

Cash and cash equivalents at the beginning of the year	1,466,776	11,929
Cash and cash equivalents at the end of the year	$2,131,969	$1,466,776

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See Accompanying Notes to the Consolidated Financial Statements

CRUSH CAPITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Trojan Horse Media Group, LLC was formed on June 20, 2017 (“Inception”) in the State of California. On May 4, 2020, the entity was converted from a limited liability company into a corporation under the name Crush Capital, Inc. (which may be referred to as the “Crush Capital”, “Company”, “we,” “us,” or “our”) in the State of Delaware. Crush Capital’s mission is to combine a subscription platform for issuers, accessed through the Company’s website goingpublic.com, with the excitement of a full production streaming video series, Going Public. The show will follow the stories of entrepreneurs as they take their companies on a capital raising journey and conduct a securities offering pursuant to Regulation A. The Company’s headquarters are in Los Angeles, CA.

Management Plans and Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has incurred net losses and negative cash flows from operations. Additionally, it requires significant capital to develop, produce and distribute Going Public. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the consolidated financial statements are issued.

During the next 12 months, we intend to fund the Company’s operations through revenues from operations and the sale of equity and/or debt securities. There are no assurances that we will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain enough additional capital, it may be required to reduce the scope of planned operations, which could harm the business, financial condition and operating results. The consolidated financial statements do not include any adjustments that might result from these uncertainties.

Restatement

The Company previously presented film costs cash outflows as an investing activity within the accompanying consolidated statement of cash flows. In further consideration of ASC 926 – Entertainment – Film, it was determined that such cash outflows should be reflected as part of operating activities. Accordingly, the restated classifications are included in the consolidated financial statements herein. There was no impact to the consolidated balance sheet, consolidated statement of operations, consolidated statement of stockholders’ equity or any per share information. The impact to the consolidated statement of cash flows is as follows for the year December 31, 2021:

	As Previously Reported	Restatement Adjustment	As Restated
Cash flows used in operating activities	$(2,360,185)	$(2,047,867)	$(4,308,052)
Cash flows used in investing activities	(2,047,867)	2,047,867	-

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Principles of Consolidation

The consolidated financial statements of Crush Capital Inc. are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of Crush Capital, Inc. and its wholly owned subsidiary, Crush Securities, Inc. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenue and expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2021, and 2020. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

The primary unobservable input causing uncertainty of management’s valuation of Level 3 asset described below is the market value for stock of these companies. In all cases, there were sales of the stock to the public, but such sales were not to the level that an active market existed or exists. After the sales, such shares are often illiquid, and a change in valuation is often difficult to determine due to the lack of information being available. Additional information regarding these unobservable inputs would correspondingly change the value of these assets.

As a result of the lack of a readily determinable fair value of stock instruments in participant companies, the Company has elected to value them in accordance with ASC 321-10-35-2. Accordingly, stock instruments are recorded at their estimated cost upon the date of transaction, and subsequently analyzed for impairment.

Fair value measurements of equity warrant assets of private participant companies are priced based on a Black-Scholes option pricing model to estimate the asset value by using stated strike prices, option expiration dates, risk-free interest rates and option volatility assumptions. Option volatility assumptions used in the Black-Scholes model are based on comparable public companies or based on the disclosed volatility in the participants’ SEC filings which is generally based on public company comparable. Option expiration dates may be modified to account for estimates to actual life relative to stated expiration. Overall model asset values are further adjusted for a general lack of liquidity due to the private nature of the associated underlying company.

The following table presents quantitative information about the significant unobservable inputs used for our Level 3 fair value measurements at December 31, 2021 and 2020.

	December 31,	December 31,
	2021	2020

Expected life (years)	1 - 5	NA
Risk-free interest rate	0.06% - 1.26%	NA
Expected volatility	53.4% - 60.0%	NA
Annual dividend yield	0%	NA
Marketability discount	20%	NA

Our marketability discount is applied to all private company warrants to account for a general lack of liquidity due to the private nature of the associated underlying company. The quantitative measure used is based upon various models.

The following is additional information about the equity in participants as stated in our consolidated balance sheet using Level 3 inputs, all of which were added in 2021 and for which there were no changes in fair value recognized during 2021.

	Stock	Warrants	Total
December 31, 2020	$-	$-	$-
Additions	178,118	1,094,457	1,272,575
December 31, 2021	$178,118	$1,094,457	$1,272,575

As of December 31, 2021, the Company held stock interests in one participating company and vested warrants in two participating companies of the Going Public show.

Risks and Uncertainties

The Company’s operations are subject to new laws, regulations, and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

In March 2020, large segments of the U.S. and global economies were impacted by COVID-19 and a significant portion of the U.S. population became subject to “stay at home” or similar social distancing requirements, which had a significant impact on the film industry. Enhanced health and safety measures remain in effect in Los Angeles and may be in effect in other areas where we film the show, which may cause our production costs to be higher than they would have been otherwise. While we have complied with the requirements and believe we will continue to be able to comply, with any required health and safety measures during the production of the show, we may experience reluctance on the part of issuers and others to participate in filming and other activities while COVID-19 remains a risk.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Film Costs

The Company accounts for film costs in accordance with Accounting Standards Codification (“ASC”) 926-20, including the update found in ASU 2019-02 (see below). Film costs consist of payments to the third-party production company for production services, as well as travel and other costs specific to the production of the Going Public series. As production was performed by a third party, there is no allocation of overhead in film costs.

Deferred Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are netted against the proceeds of the offering in stockholders’ equity or the related debt, as applicable. Costs related to unsuccessful offerings are expensed.

Equity in Participants

Participants in Going Public pay the Company for their appearance on the show. Part of the payment is in stock and/or warrants, either separately or as part of a unit of the participant company.

Stock interests in private companies do not have a readily determinable fair value. We measure these investments at cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments from the same issuer. Such changes are recognized through earnings. We may consider a range of factors when adjusting the fair value of these investments, including, but not limited to, the term and nature of the investment, local market conditions, values for comparable securities, current and projected operating performance, financing transactions subsequent to the acquisition of the investment and a discount for certain investments that have lock-up restrictions or other features that indicate a discount to fair value is warranted.

In connection with appearance agreements, the Company may obtain equity warrant assets giving the Company the right to acquire stock in participants of the show. These assets are held for prospective investment gains and are not used to hedge any economic risks. Further, the Company does not use other derivative instruments to hedge economic risks stemming from equity warrant assets. These warrants generally contain contingencies outside the control of the Company, that are required to be resolved before they become exercisable. Accordingly, a grant date is not met until all the underlying terms of the warrant become known, the contingency is resolved, and the warrant can be exercised subject to vesting terms.

Equity warrant assets in private participant companies are recorded as derivatives when they contain net settlement terms or other qualifying criteria under ASC 815, Derivatives and Hedging. Equity warrant assets entitle the Company to purchase a specific number of shares of stock at a specific price within a specific time period. Equity warrant assets contain standard anti-dilution provisions. The warrant agreements contain net share settlement provisions, which permit the receipt of, upon exercise, a share count equal to the intrinsic value of the warrant divided by the original share price defined by the warrant agreement (otherwise known as a “cashless” exercise). These equity warrant assets are recorded at fair value and are classified within Equity in Participants on the consolidated balance sheet at the time contingencies are resolved and milestones that permit vesting are reached.

Any changes in fair value from the grant date fair value of equity warrant assets classified as derivatives will be recognized as increases or decreases to Equity in Participants on the consolidated balance sheet and as change in fair value of equity in participants, within the consolidated statement of operations.

For those equity warrant assets that do not contain net share settlement provisions, the Company considers these to be equity investments without readily determinable market values and records the asset at cost, subject to periodic impairment testing.

The grant date fair values of stock and warrants received in connection with services performed are recorded as revenue in accordance with ASC 606 based on the vesting terms.

See Fair Value of Financial Instruments above for the breakout of stock and equity warrant asset holdings.

Intangible Assets

Intangible assets consist of a domain name, and it is stated at cost. For intangible assets that have finite lives, the assets are amortized using the straight-line method over the estimated useful lives of the related assets. For intangible assets with indefinite lives, the assets are tested periodically for impairment.

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company. The Company has presented preferred stock within stockholders’ equity.

Revenue Recognition

The Company recognizes revenue under the guidance of ASC 606, where the Company 1) identifies the contract with the customer 2) identifies the performance obligations in the contract 3) determines the transaction price, 4) determines if an allocation of that transaction price is required to the performance obligations in the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation. Revenue may consist of cash, shares and warrants received from a participant on Going Public. The shares and warrants are recognized at fair value upon completion of certain milestones. Revenue related to any cash, shares or warrants received prior to completion of the underlying performance obligation is deferred. All deferred revenue relates to airing of the show, which occurred during the first quarter of 2022.

Equity Based Compensation

The Company accounts for equity-based awards under ASC 718 Share-Based Payment. Under ASC 718, equity-based compensation cost is measured at the grant date, based on the estimated fair value of the award. Equity-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model. Equity units or shares are measured based on the fair market value of the underlying stock on the grant date.

Income Taxes

On May 4, 2020, the Company converted from a Limited Liability Company (LLC) to a Corporation, which has elected to be taxed as a stand-alone corporate entity. As such, beginning on that date the Company is now taxed as a standalone corporate entity. Income taxes are accounted for in accordance with the provisions of ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets. Management has considered the Company’s history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2021 and 2020, respectively. The Company reevaluates the positive and negative evidence at each reporting period.  As such, income tax expense for both years ended December 31, 2021 and 2020 was zero.

The net operating loss carryforwards at December 31, 2021 and 2020 were approximately $4,210,000 and $714,000 for which a full valuation allowance was applied. Deferred tax assets as of December 31, 2021 and 2020 of approximately $1,624,000 and $331,000, primarily relate to net operating loss carryforwards.

The Company is subject to U.S. federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently does not have any ongoing tax examinations. The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statements of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. For periods in which we incur a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the years ended December 31, 2021 and 2020, there were 664,335 and zero stock options; and 7,016,817 and 5,465,676 warrants excluded, as well as all preferred shares convertible into common stock, respectively.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

The Company’s deferred revenue is derived from four companies that were included in season one of Going Public. The Company anticipates that each year, revenue will be derived from a small number of customers included in content being produced and distributed by the Company. Accordingly, the loss of one or more of these companies each year is expected and management does not believe such losses will have a negative effect on the Company’s long-term operational plans.

Recent Accounting Pronouncements

In March 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-02, “Improvements to Accounting for Costs of Films and License Agreements for Program Materials.” The amendments in this ASU align the accounting for production costs of an episodic television series with the accounting for production costs of films. In addition, the ASU modifies certain aspects of the capitalization, impairment, presentation and disclosure requirements under the current film and broadcaster entertainment industry guidance. The new guidance is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The new guidance was applied on a prospective basis. The adoption had no impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company does not believe this will have a significant impact on its consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date are not expected to have a significant impact our consolidate financial statements.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

In November 2019, the Company entered into an agreement with Entrepreneur Media, Inc., a media and publishing company for exclusive rights to distribute season one of Going Public. The agreement calls for certain milestone payments due by the Company between the signing of the agreement and 90 days post the initial airing of Episode 10 of Season One.

In June 2021, the Company formalized a production services agreement wherein the production company will provide talent and production services to produce ten episodes of Going Public. As of December 31, 2021, $1,784,160 was capitalized related to this agreement.

NOTE 4 – STOCKHOLDERS’ EQUITY

As described in Note 1, on May 4, 2020 the Company converted from a California limited liability company into to a Delaware corporation and is operating under the name Crush Capital, Inc. As a result of this conversion, the Company authorized 80,000,000 shares of Voting Common Stock, 80,000,000 shares of Non-Voting Common Stock, 20,000,000 shares of Series A Preferred Stock, and 10,000,000 shares of Blank Check Preferred Stock, all par value $0.0001 per share. At the time of conversion, the Company’s various membership converted as follows:

●	1 Class A Common Unit = 5.4658 Voting Common Stock

●	1 Class B Common Unit = 5.4658 Non-Voting Common Stock

●	1 Preferred Unit = 5.4658 Series A Preferred Stock

Preferred shares are convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid non-voting common shares as is determined by dividing the Preferred share issue price by the conversion price. Preferred shares are mandatorily convertible upon a firm commitment underwritten public offering of Common shares of at least $50,000,000 at a price per share of not less than three times the effective conversion price. The conversion ratio is initially one-for-one. No conversions were made as of December 31, 2021 and 2020. Preferred Series A shares have a liquidation preference over Preferred Series A-1 shares and Common shares equal to the original issue price of $0.18296, plus a cumulative preferred return of 2% per annum on the unreturned portion of the original issue price outstanding from time to time. Preferred Series A-1 shares have a liquidation preference over Common shares equal to the original issue price of $0.4108.

At December 31, 2021 and 2020, cumulative undeclared and unpaid preferred return on the Series A Preferred shares was $80,325 and $15,782, respectively, in aggregate.

Fifty percent (50%) of all distributions go to Series A Preferred shareholders until they recoup all invested capital and cumulative preferred returns. There have been no preferred returns distributed through December 31, 2021.

On June 17, 2021, the Company amended and restated its certificate of incorporation to authorize 30,000,000 shares of Preferred Stock, 21,000,000 of which is designated Series A Preferred Stock and 7,303,000 is designated Series A-1 Preferred Stock.

Class B Common Units and Non-Voting Common Shares Issued for Services

During 2020, the Company issued 25,000 Class B Common Units (which converted to 136,645 non-voting Common shares) and 143,750 non-voting Common shares, in total 280,395 non-voting Common shares, in exchange advisory services for a total equity-based compensation of $51,300. These costs are included in general and administrative expenses in the accompanying statements of operations. The Company estimated the fair value of these units based on the selling price of the Preferred shares at the time of issuance.

Non-Voting Common Stock Issued for Cash and Warrant Exercises

During 2021, the Company issued 1,272,726 shares of Non-Voting Common Stock for proceeds of $909,999. During 2021, the Company received $500,000 for the exercise of 2,732,838 warrants.

Preferred Units and Series A Preferred Stock Issued for Cash

From January 1, 2020 until May 4, 2020, the Company sold 375,000 Preferred Units in exchange for $375,000. During the period from May 4, 2020 until December 31, 2020, the Company sold 11,450,596 shares of Series A Preferred Stock for $2,083,242. The Company also granted 5,465,676 warrants to select investors, of which 2,732,838 were exercisable into Series A Preferred stock and the remainder into non-voting common stock. As these warrants were a considered a cost of capital the value both increased and decreased additional paid-in capital for a net zero value. During 2021, the Company sold 3,771,320 shares of Series A Preferred Stock for cash proceeds of $690,001.

Series A-1 Preferred Stock and Warrants Issued for Cash

During 2021, the Company sold Units at $0.41080 per unit, that included Series A-1 Preferred Stock and a warrant to purchase shares of the Company’s Non-Voting Common Stock for a purchase price of $0.4108 per share, up to 1/2 of the dollar amount invested by such purchaser in shares of Series A-1 Preferred Stock. Accordingly, during 2021, the Company issued 7,303,000 shares of Series A-1 Preferred Stock for gross proceeds of $3,000,072 and included 3,651,500 warrants to purchase the Company’s Non-Voting Common Stock for $0.4108 per share. These warrants expire on various dates in 2022.

Stock Options

In 2020 our Board of Directors adopted the Crush Capital Inc. 2020 Omnibus Equity Incentive Compensation Plan (the “2020 Option Plan”).  The 2020 Option Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock.  Up to 10,000,000 shares of our Voting Common stock and 20,000,000 shares of Non-voting Common stock may be issued pursuant to awards granted under the 2020 Option Plan. The 2020 Option Plan is administered by our Board of Directors.

In 2021 and 2020, the Company granted 664,335 and zero stock options, respectively, under the 2020 Option Plan to various advisors and employees. The granted options had an exercise price of $0.72 per share, expire in ten years, and vest either immediately or over a three-year period. The stock options were valued using the Black-Scholes pricing model with ranges of inputs as indicated below:

	December 31, 2021	December 31, 2020

Expected life (years)	6 - 10	NA
Risk-free interest rate	1.38% - 1.58%	NA
Expected volatility	56.5%	NA
Annual dividend yield	0%	NA

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

Management estimated the fair value of common stock by looking at sales of its stock to third parties.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

A summary of the Company’s stock options activity and related information is as follows:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual
		Exercise	Life
	Options	Price	(Years)

Outstanding at January 1, 2021	-	$-	-
Granted	664,335	0.72	10.00
Outstanding at December 31, 2021	664,335	$0.72	9.71

Vested and expected to vest at December 31, 2021	664,335	$0.72	9.71

Exercisable at December 31, 2021	587,911	$0.72	9.69

Unvested stock options consist of the following.

Unvested January 1, 2021	-
Granted	664,335
Vested	(587,911)
Unvested December 31,2021	76,424

Stock option expense for the years ended December 31, 2021 and 2020 was $274,633 and $0, respectively. The expense related to these options are included in general and administrative in the accompanying statements of operations. The Company will recognize the remaining value of the options totaling approximately $35,886 over approximately three years.

Warrants Issued for Services

In addition to the warrants issued in connection with Preferred stock sales, see Series A-1 Preferred Stock and Warrants Issued for Cash above, compensatory warrants were issued to various service providers. The warrants were valued using the Black-Scholes option valuation model with the following inputs.

	December 31, 2021	December 31, 2020

Expected life (years)	2	NA
Risk-free interest rate	0.27% - 0.51%	NA
Expected volatility	56.5%	NA
Annual dividend yield	0%	NA

The reasoning behind the use of these assumptions is the same as described above under the heading Stock Options. A summary of warrant activity is as follows.

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual
		Exercise	Life
	Warrants	Price	(Years)

Outstanding at January 1, 2020	-	$-	-
Granted	5,465,676	0.18	1.30
Outstanding at December 31, 2020	5,465,676	$0.18	0.24
Granted	4,283,979	0.48	1.18
Exercised	(2,732,838)	0.18	0.25
Outstanding at December 31, 2021	7,016,817	$0.36	0.53

Exercisable at December 31, 2021	6,489,701	$0.32	0.41

Unvested warrants consist of the following.

Unvested January 1, 2020	-
Granted	5,465,676
Vested	(5,465,676)
Unvested December 31, 2020	-
Granted	4,283,979
Vested	(3,756,863)
Unvested December 31,2021	527,116

Warrant expense for the years ended December 31, 2021 and 2020 was $19,165 and $0, respectively. The expense related to these warrants is included in general and administrative in the accompanying statements of operations. The Company will recognize the remaining value of the options totaling approximately $107,287 over two years.

NOTE 5 – RELATED PARTY TRANSACTIONS

Agreements with Related Party

Issuance, Inc. (“Issuance”), a company founded and under control by one of the Company’s founders and shareholder will provide its portal platform and marketing services to the Company, as well as the participants in season one of Going Public. The Company entered into two Master Services Agreements (“MSA”) with Issuance. The first MSA was for strategic consulting over a three-month period and required payment of $25,000. The second MSA was for the Company’s proposed Regulation A offering, and the Company is to pay Issuance $15,000 for specified services and $25 per subscription processed through the Issuance portal. No subscription fees have been incurred to date.

In 2021, the Company entered into a referral agreement, as amended, with issuance. Per the referral agreement, Issuance has agreed to provide technology, marketing and related administrative services to each of the featured issuers on Going Public during Season 1 to assist such issuers in launching their strategic campaigns and generating interest for and raising capital in their offerings and to provide access to the issuers’ subscription portals, for an aggregate fee of no more than $100,000 per issuer. Such fees are paid directly by the issuer under each issuers master services agreement with Issuance. Also pursuant to the referral agreement, Issuance is also providing issuers with access to and use of its securities offering subscription platform and proprietary tools and technology, negotiated third-party integrations, certain back-end tools, and other technology and operational processes for conducting, managing and/or enabling technology-driven capital raises of securities, and for maintaining and managing investor data, reporting and communications. Under this agreement, Issuance will receive a separate technology fee from potential investors equal to $15.95 per investor that seeks to subscribe in an offering (regardless of whether an investment is ultimately made) and will pay us a referral fee of $13.00 per such investor. Referral fees commenced in 2022 upon initial airing of the Going Public series.

Bonus Plan

As of December 31, 2021 and 2020, the Company accrued $1,052,000 and $648,000, respectively, in bonus compensation due its co-Chief Executive Officers. The amount may be taken in cash or in shares of the Company’s Common Stock (or options to purchase the same). Any combination of cash and shares or options may be elected; however, if any unpaid amounts exist as of March 15 of the year following the year in which the applicable performance period ended, such amounts will be paid in shares of Common Stock. See Note 6 for payment of certain bonus amounts subsequent to year end.

NOTE 6 – SUBSEQUENT EVENTS

In May 2022, we signed an offer letter for the employment of Vincent DiDonato as our Chief Technology Officer. It provides for a base salary of $275,000, eligibility to participate in our Bonus Plan discussed above, and a grant of stock options to purchase the Company’s Non-Voting Common Stock equal to two percent (2%) of the Company’s fully-diluted equity securities as of the date of the agreement for a strike price equal to the price per share of the Company’s stock sold in its Regulation A+ offering. The offer letter also provides for an amount of compensation upon a termination without cause or resignation for good reason, in each case following a change of control, equal to two months of the then annual base salary plus one additional month for each whole year of employment, capped at six months of the then annual base salary.

On March 14, 2022, the two co-Chief Executive Officers elected to receive a combined total of $250,000 in cash and 439,160 options to purchase Non-voting Common Stock at an exercise price of $0.715 per share. These payments settled the balance of $564,000 for the bonus awarded to them in 2021.

The Company has evaluated subsequent events that occurred after December 31, 2021 through June 10, 2022, the issuance date of these financial statements.

PART III

INDEX TO EXHIBITS

2.1	Amended and Restated Certificate of Incorporation **
2.2	Bylaws, as amended (incorporated herein by reference to the copy submitted as Exhibit 2.2 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.3	Intentionally Omitted
2.4	Intentionally Omitted
2.5	Investors’ Rights Agreement (incorporated herein by reference to the copy submitted as Exhibit 2.5 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.6	First Refusal and Co-Sale Agreement (incorporated herein by reference to the copy submitted as Exhibit 2.6 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.7	Voting Rights Agreement (incorporated herein by reference to the copy submitted as Exhibit 2.7 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.8	Irrevocable Powers of Attorney **
2.9	Notices of Conversion **
2.10	Form of Series A-1 Registration Rights Agreement **
4.1	Form of Subscription Agreement **
6.1	Master Production Services Agreement, dated August 7, 2020, between the Company and INE Entertainment, LLC **
6.2	Distribution and Promotion Agreement, dated November 21, 2019, between the Company and Entrepreneur Media, Inc. ** l
6.3	Master Services Agreement and related Statement of Work, dated May 25, 2020, between the Company and Issuance, Inc. (incorporated herein by reference to the copy submitted as Exhibit 6.3 to the Company’s DOS filed as Exhibit 15.1 hereof)
6.4	Referral Agreement, dated April 30, 2021, between the Company and Issuance, Inc. **
6.5	Broker-Dealer Agreement, dated May 27, 2020, between the Company and Dalmore Group, LLC (incorporated herein by reference to the copy submitted as Exhibit 6.5 to the Company’s DOS filed as Exhibit 15.1 hereof)
6.6	Master Services Agreement and related Statement of Work, dated January 1, 2020, between the Company and Issuance, Inc. (incorporated herein by reference to the copy submitted as Exhibit 6.6 to the Company’s DOS filed as Exhibit 15.1 hereof)
6.7	Letter of Intent, dated July 20, 2020, between the Company and CrowdCheck Law, LLP. **
6.8	INTENTIONALLY OMITTED
6.9	Strategic Alliance Agreement, dated January 10, 2022, between the Company and Dalmore Group, LLC **
6.10	2020 Omnibus Equity Incentive Compensation Plan**
6.11	Executive Employment Agreement (Todd Goldberg) **
6.12	Executive Employment Agreement (Darren Marble) **
6.13	2020 Bonus Plan **
6.14	Amendment to Referral Agreement, dated as of September 9, 2021, between the Company and Issuance Inc.**
6.15	Offer Letter between the Company and Vincent DiDonato **
8	Form of Escrow Agreement **
11	Auditor's Consent
12	Opinion of CrowdCheck Law, LLP **
15.1	Draft offering statement previously submitted pursuant to Rule 252(d) dated June 12, 2020 (incorporated by reference to the copy previously made public pursuant to Rule 301 of Regulation S-T)

**	Previously filed.

l	Confidential portions of this exhibit have been omitted and filed separately with the Commission.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, California, on July 11, 2022.

Crush Capital Inc.

/s/ Darren Marble
Darren Marble, Co-Chief Executive Officer

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Darren Marble
Darren Marble, Co-Chief Executive Officer and Director

Principal Financial Officer, Principal Accounting Officer

Date: July 11, 2022

/s/ Todd M. Goldberg
Todd M. Goldberg, Co-Chief Executive Officer and Director

Date: July 11, 2022

III-2